Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TBC CORPORATION,

GEARSHIFT MERGER CORP.,

and

MIDAS, INC.

Dated as of March 12, 2012

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 12, 2012, is entered into by and among TBC Corporation, a Delaware corporation (“Parent”), Gearshift Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Acquisition Sub”), and Midas, Inc., a Delaware corporation (the “Company”). Each of Parent, Acquisition Sub and the Company are referred to herein as a “Party” and together as “Parties.” Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed thereto in ARTICLE I.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of each of Parent, Acquisition Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, and (iii) in the case of the Company, recommended that the Company’s stockholders accept the Offer (as defined below), tender their shares of Company Common Stock into the Offer and, to the extent required by applicable Law, adopt this Agreement;

WHEREAS, Parent proposes to cause Acquisition Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of Company Common Stock at a price per share of Company Common Stock of $11.50, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Acquisition Sub to enter into this Agreement, a certain stockholder of the Company has delivered to Parent and Acquisition Sub a support agreement (the “Support Agreement”), dated as of the date hereof, providing that such stockholder has agreed, among other things, to (i) tender the shares of Company Common Stock beneficially owned by him in the Offer and (ii) support the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in the Support Agreement.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), and as a result of the Merger, except as expressly provided in Section 3.7(a)(ii), Section 3.7(a)(iii) and Section 3.7(c), each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Merger Consideration;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the majority stockholder of Parent (the “Parent Stockholder”) has executed and delivered a Keep Well Undertaking pursuant to which the Parent Stockholder has agreed to provide Parent and Acquisition Sub with the corporate and economic support necessary for each of them to satisfy all of their obligations under this Agreement; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement with terms no less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement.

“Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement as this Agreement may be amended in accordance with its terms) involving: (i) the purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of fifteen percent (15%) or more of the total voting power of the Equity Interests of the Company or of any of its Subsidiaries, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning fifteen percent (15%) or more of the total voting power of the Equity Interests of the Company; (ii) a merger, consolidation, business combination, recapitalization, share exchange or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the shareholders of the Company or the holder of the voting power of the Equity Interests of the relevant Subsidiary immediately preceding such transaction would, immediately following the consummation of such transaction, hold less than eighty-five percent (85%) of the total voting power of the Equity Interests in the surviving or resulting entity of such transaction; (iii) a direct or indirect sale, transfer, lease, license, outsourcing or other disposition of assets (including Equity Interests of any Subsidiary of the Company), rights, properties, services or businesses that generate or constitute, as applicable, fifteen percent (15%) or more of the Company’s consolidated revenues, net income or total assets; or (iv) a liquidation, dissolution or other winding up of the Company and its Subsidiaries, taken as a whole or the liquidation or dissolution or other winding up of Midas International Corporation, a Delaware corporation.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, including any foreign merger control or antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of Illinois or New York or is a day on which banking institutions located in the States of Illinois or New York are authorized or required by Law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 1, 2011.

“Company Balance Sheet Date” shall mean October 1, 2011.

“Company Board” shall mean the Board of Directors of the Company.

“Company By-Laws” shall mean the by-laws of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” shall mean the certificate of incorporation of the Company.

“Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company and the associated preferred stock purchase rights as governed under the Rights Plan.

“Company Material Adverse Effect” shall mean any change, effect, event or development (each a “Change”, and collectively, “Changes“) that, individually or taken together with all other Changes, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, relating to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof) after the date of this Agreement;

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (C) the termination of (or the failure to renew or enter into) any Contracts with customers, suppliers, distributors, Franchisees or other business partners directly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (D) any other negative development in the Company’s relationships with any of its customers, suppliers, distributors, Franchisees or other business partners, directly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement (provided, however, that the exceptions in this clause (vii) shall not apply to any representation or warranty contained in Section 4.5 (or any portion thereof) or any Change resulting from the breach thereof to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance or obligation or satisfaction of conditions under this Agreement);

(viii) any negative development directly relating to or arising out of the MESA Litigation or the facts or issues underlying the MESA Litigation or upon the which the MESA Litigation is based, including the failure by MESA to make any required royalty payments;

(ix) any actions taken or failure to take action by the Company or any of its Subsidiaries that Parent has expressly approved in writing; or the taking of any action required by the Company or any of its Subsidiaries expressly by this Agreement; or the failure to take any action by the Company or any of its Subsidiaries expressly prohibited by this Agreement;

(x) any legal proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

(xi) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition by operation of clauses (i) through (x) of this definition);

Notwithstanding the foregoing proviso, to the extent a Change (by itself or when aggregated or taken together with any and all other Changes) both (A) results from, arises out of, or is attributable or related to, the matters described in clauses (i) through (vi) above, and (B) disproportionately affects in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business, the disproportionate aspect of such Change may be taken into account when determining whether a “Company Material Adverse Effect” has occurred.

“Company Options” shall mean any outstanding options to purchase shares of Company Common Stock under the Company Stock Plans or otherwise granted by the Company.

“Company Owned Intellectual Property Rights” shall mean Intellectual Property rights owned by, or, to the extent used in and necessary to conduct their respective businesses, purported to be owned by, the Company or any of its Subsidiaries.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Restricted Stock” shall mean a share of Company Common Stock granted pursuant to the Company Stock Plans that is subject to restriction.

“Company Stock Plans” shall mean the Amended and Restated Midas, Inc. Stock Incentive Plan, the Amended and Restated Directors’ Deferred Compensation Plan, and the Amended and Restated Midas Treasury Stock Plan, in each case as amended or modified from time to time in accordance with the terms thereof.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Company Warrants” shall mean the 41,273 warrants for Company Common Stock issued pursuant to the Company’s Warrant Agreement, dated as of March 27, 2003, as amended or modified from time to time in accordance with the terms thereof.

“Confidentiality Agreement” shall mean the confidentiality agreement between the Company and Parent, dated September 21, 2011, as amended or modified from time to time in accordance with the terms thereof.

“Continuing Employees” shall mean all employees of the Company and its Subsidiaries who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company or its Subsidiaries after the Effective Time or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as required by applicable Law.

“Contract” shall mean any written contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease or other legally binding instrument or arrangement.

“Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean any and all applicable Laws, regulations promulgated thereunder, Permits, Orders or agreements with any Governmental Authority relating to the protection of health or the environment (including ambient or indoor air, surface water, groundwater or land), worker health and safety or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, generation, labeling, distribution, formulation, packaging, storage, treatment, transportation, recycling, disposal, discharge, Release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“Equity Award Amounts” shall mean, collectively, all amounts payable with respect to the Company Equity Awards pursuant to Section 3.7(a)(ii) and Section 3.7(e).

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued, granted, entered into, agreed to or authorized by such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated December 4, 2009, among Midas International Corporation, JP Morgan Chase Bank, N.A., as administrative agent, PNC, National Association, as syndication agent, and Bank of America, N.A., as documentation agent, as amended or modified from time to time in accordance with the terms thereof.

“FDD” shall mean any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of Franchises in the United States or in a foreign country.

“Franchise Laws” shall mean the FTC trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising”, 16 CFR Part 436, and any other Law regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law, as well as any Law regulating the termination or non-renewal of a franchise agreement.

“Franchisee” shall mean a person other than the Company or any of its Subsidiaries that is granted a right (either directly by the Company or by any of its Subsidiaries, but for the avoidance of doubt does not include any Person that is granted such right by another Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Franchised Location within a specific geographic area or at a specific location, excluding, for the avoidance of doubt, (i) Persons to whom a Master Foreign Licensee or Johnny and George Kafati has granted a license to operate the Midas system or the SpeeDee system in a country other than the United States or Canada and (ii) Persons to whom SpeeDee Oil Change & Tune-Up of New England, Inc. has granted a license to operate the SpeeDee system in the Northeast region of the United States.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body of competent jurisdiction, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect or for which liability can be imposed under Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction, including: (i) all patents, applications for patents, patent disclosures, utility models, certificates of invention and design patents and all related reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations, continuations in part and all improvements thereon and extensions thereof, (ii) all trade secrets and other confidential and proprietary information, including, to the extent confidential and proprietary, research, development, technical, financial, marketing and business data, pricing and cost information, business and marketing plans, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, specifications, databases and customer and supplier lists, (iii) all copyrights (whether or not registered), copyright registrations, applications for copyright registrations and unregistered copyrights, works of authorship, including publications and website content, and moral rights, (iv) all trademarks, service marks, trade dress, logos, slogans, corporate names, trade names and other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, (v) Internet domain names, (vi) Software, and (vii) any other proprietary rights or rights of publicity relating to any of the foregoing (including the right to sue for and the remedies resulting from past and future infringements thereof under applicable Laws).

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any of the Persons set forth in Section 1.1 of the Company Disclosure Letter.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Licensed Intellectual Property Rights” shall mean all Intellectual Property that any third Person owns and that the Company or one of its Subsidiaries uses pursuant to a license or sublicense.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right or community property interest (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Master Foreign Licensees” shall mean MESA, S.p.A., Corporacion Mexicana de Servicio Automotriz, S.A. de C.V., Grupo ESAL, S.A. de C.V., Midas Australia Pty Limited and Midas New Zealand Limited.

“MESA Litigation” shall mean the Legal Proceeding filed on December 28, 2011 against the Company by MESA S.p.A. (“MESA “) in the Court of Appeal in Milan, Italy.

“NYSE” shall mean the New York Stock Exchange.

“Open Source Software” shall mean any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any licenses or distribution models similar to GNU’s General Public License or Lesser/Library General Public License or any other open source license listed by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP as adjusted in the ordinary course of business through the Effective Time; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or similar Liens incurred in the ordinary course of business; (iii) Liens incurred in the ordinary course of business evidencing obligations that are not yet due or for which adequate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (iv) easements, covenants and rights of way (unrecorded and of record), and other similar restrictions, and zoning, building and other similar codes or restrictions, none of which, individually or in the aggregate, adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries (v) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents; (vii) Liens which do not materially and adversely affect the use or operation of the property subject thereto; (viii) statutory, common law or contractual liens of landlords; (ix) with respect to Intellectual Property, licenses granted with respect thereto including any restrictions associated with any such licenses, and (x) Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Qualifying Acquisition Proposal” shall mean a bona fide written Acquisition Proposal that did not result from a breach of Section 6.2 (and solely in the case of clause (d) of Section 6.2, a material breach) or Section 6.3 that contemplates or provides for (i) the purchase or other acquisition of more than fifty percent (50%) of the total voting power of the Equity Interests of the Company; (ii) a merger, consolidation, business combination, recapitalization, share exchange or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the shareholders of the Company or the holder of the voting power of the Equity Interests of the relevant Subsidiary immediately preceding such transaction would, immediately following the consummation of such transaction, hold less than fifty percent (50%) of the total voting power of the Equity Interests in the surviving or resulting entity of such transaction; or (iii) the purchase or other acquisition of assets (including Equity Interests of any Subsidiary of the Company), rights, properties, services or businesses that generate or constitute, as applicable, more than fifty percent (50%) of the Company’s consolidated revenues, net income or total assets.

“Registered Intellectual Property Rights” shall mean all Intellectual Property that is the subject of an application for a patent or application for a registration or a patent or registration filed with or issued by the United States Patent and Trademark Office or the United States Copyright Office or any other similar Governmental Authority in any jurisdiction (including, with respect to any patents, all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations in part associated with such patent rights) and Internet domain names.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Substance.

“Representatives” with respect to a Person, shall mean, collectively, such Person’s directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other authorized agent or representative retained by such Person.

“Rights Plan” shall mean the Rights Agreement, dated December 7, 2007 and effective December 31, 2007, between the Company and Computershare Trust Company, N.A., as successor rights agent to National City Bank, as amended or modified from time to time in accordance with the terms thereof.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Software” shall mean all computer programs and proprietary software, including any software implementations of algorithms, models and methodologies, and whether in source code or object code, and related documentation (including flow-charts, user manuals and training materials relating thereto).

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any Qualifying Acquisition Proposal that the Company Board (or any committee thereof, including the Special Committee) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial, regulatory and other aspects of such Qualifying Acquisition Proposal, including the terms, conditions and contingencies (including conditions and contingencies related to financing, if any) of such Qualifying Acquisition Proposal and the Person or group of Persons making such Qualifying Acquisition Proposal, (i) is likely to be consummated in accordance with its terms; (ii) would result in, if consummated, a transaction more favorable to the Company Stockholders (in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent pursuant to Section 6.3(a) or pursuant to Section 10.1(d)); and (iii) with respect to which, in the case of cash consideration, there is reasonably sufficient cash on hand and/or equity and/or debt financing commitments in a reasonably sufficient amount from bona fide financing sources on terms customary for transactions of this size and nature.

“Tax” shall mean any and all U.S. federal, state, local and non–U.S. taxes, assessments, levies, tariffs or other charges or impositions in the nature of a tax of any kind whatsoever, whether disputed or not, including, without limitation, taxes based upon or measured by gross receipts, gross or net income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, premium, unclaimed property, escheat, capital stock, social security, workman’s compensation, unemployment compensation, disability, add-on minimum, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

1.2 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. References to a Person are also to its permitted successors and assigns.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) Any Contract or instrument defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein, other than in the cases where references to any Contract or instrument is to such Contract or instrument as in effect as of the date of this Agreement.

(i) A reference to any Law means such Law as amended, modified, codified, replaced or reenacted and all rules and regulations promulgated thereunder.

(j) The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

1.3 Index of Defined Terms.

Acceptable Confidentiality Agreement	5
Acquisition Proposal	5
Acquisition Sub	4
Acquisition Transaction	5
Affiliate	5
Agreement	4
Alternative Acquisition Agreement	57
Antitrust Law	6
Appraisal Shares	26
Assets	39
Business Day	6
Certificate	25
Certificate of Merger	24
Change	6
Changes	6
Code	6
Collective Bargaining Agreement	44
Company	4
Company Balance Sheet	6
Company Balance Sheet Date	6
Company Board	6
Company Board Recommendation	31
Company Board Recommendation Change	58
Company By-Laws	6
Company Capital Stock	6
Company Certificate of Incorporation	6
Company Common Stock	6
Company Disclosure Documents	35
Company Disclosure Letter	29
Company Equity Awards	29
Company Intellectual Property Rights	8, 40
Company Material Adverse Effect	6
Company Options	8
Company Plans	63
Company Preferred Stock	8
Company Registered Intellectual Property Rights	8
Company Restricted Stock	8
Company SEC Reports	34
Company Securities	33
Company Stock Plans	8
Company Stockholders	8
Company Warrants	8
Comparable Plans	64
Confidentiality Agreement	9
Consent	32
Continuing Employees	9
Contract	9
D&O Insurance	62
Delaware Law	9

Acceptance Time	26
DGCL	23
DOJ	9
Effective Time	24
Employee Plans	42
Enforceability Exception	30
Environmental Law	9
Equity Award Amounts	9
Equity Interest	9
ERISA	9
Exchange Act	9
Exchange Fund	27
Existing Credit Agreement	9
Existing Director Committee	23
Existing Director Committee Actions	23
Expense Reimbursement	73
Expiration Date	18
Fairness Opinion	49
FDD	9
Financial Advisor	49
Foreign Benefit Plans	43
Franchise	46
Franchise Agreement	46
Franchise Laws	9
Franchised Location	46
Franchisee	10
FTC	10
GAAP	10
Governmental Authority	10
Hazardous Substance	10
HSR Act	10
Indemnified Persons	61
Independent	22
Independent Directors	22
Initial Expiration Date	17
Intellectual Property	10
IRS	10
Knowledge	11
Law	11
Leased Real Property	38
Leases	38
Legal Proceeding	11
Liabilities	11
Licensed Intellectual Property Rights	11
Lien	11
Master Foreign Licensees	11
Match Period	58
Material Contract	36
Material Franchise Agreements	47

Material Franchisees	47
Merger	4
Merger Closing	24
Merger Closing Date	24
Merger Consideration	25
MESA	11
MESA Litigation	11
Minimum Tender Condition	1
New Plans	64
NYSE	11
Offer	4
Offer Closing	18
Offer Closing Date	18
Offer Conditions	17
Offer Documents	19
Offer Price	4
Old Plans	64
Open Source Software	11
Order	11
Outside Date	70
Outstanding Proposal	72
Owned Real Property	11
Parent	4
Parent Stockholder	4
Parties	4
Party	4
Paying Agency Agreement	27
Paying Agent	27
Pay-off Amount	69
PBGC	43
Permits	44
Permitted Liens	11
Person	12
Preliminary Proxy Statement	67

Promissory Note	21
Proxy Statement	67
Qualifying Acquisition Proposal	12
Recommendation Change Notice	58
Registered Intellectual Property Rights	12
Release	12
Representatives	12
Rights Plan	13
Sarbanes-Oxley Act	13
Schedule 14D-9	19
Schedule TO	18
SEC	13
Securities Act	13
Series A Preferred Stock	32
Short-Form Threshold	20
Software	13
Special Committee	49
Stockholder Approval	31
Stockholders’ Meeting	67
Subsidiary	13
Subsidiary Securities	34
Superior Proposal	13
Support Agreement	4
Surviving Corporation	23
Tail Period	72
Takeover Laws	31
Tax	13
Tax Returns	41
Termination Fee	72
Top-Up	20
Top-Up Closing	21
Top-Up Shares	20
Transfer Taxes	65

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Commencement of the Offer. As promptly as reasonably practicable (and, in any event, within twelve (12) Business Days) after the date of this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable).

(b) Terms and Conditions of the Offer. The obligations of Acquisition Sub to, and of Parent to cause Acquisition Sub to, accept for payment, and pay for, any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer are subject to the conditions set forth in Annex A (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Acquisition Sub, and Parent and Acquisition Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Acquisition Sub only with the prior written consent of the Company. Parent and Acquisition Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Acquisition Sub shall not, and Parent shall not permit Acquisition Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add any Offer Condition or amend, modify or supplement any Offer Condition in a manner adverse to any holder of Company Common Stock, (vi) terminate the Offer, or extend or otherwise amend or modify the expiration date of the Offer in any manner other than in compliance with the terms of this Agreement or (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, unless, in the case of this clause (vii), the exercise of the Top-Up would be insufficient to cause Parent to reach the Short-Form Threshold or the Top-Up is otherwise held by a court of competent jurisdiction to be unenforceable or is enjoined by such court.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exchangeable for Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(d) Expiration and Extension of the Offer. Unless extended as provided in this Agreement, the Offer shall expire at midnight (New York City time) on the date (the “Initial Expiration Date”) that is twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the commencement of the Offer. Notwithstanding the foregoing, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived (to the extent waivable in accordance with the terms hereof), subject to Parent’s and the Company’s right to terminate this Agreement pursuant to Section 10.1, then Acquisition Sub shall extend (and re-extend) the Offer and its expiration date beyond the Initial Expiration Date for one or more periods, in consecutive increments of up to ten (10) Business Days each, ending no later than the Outside Date, to permit such Offer Condition to be satisfied; provided, however, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, the Minimum Tender Condition is the only Offer Condition that has not been satisfied or waived (to the extent waivable in accordance with the terms hereof), (i) Acquisition Sub shall, if and as requested by the Company in writing, extend the Offer and its expiration date beyond the Initial Expiration Date for one or more periods, in consecutive increments of up to ten (10) Business Days each, ending no later than the Outside Date or (ii) Acquisition Sub may extend the Offer and its expiration date beyond the Initial Expiration Date for one period of up to ten (10) Business Days. In addition, notwithstanding the satisfaction of any or all of the Offer Conditions, if the Company either receives an Acquisition Proposal or delivers to Parent a Recommendation Change Notice ten (10) or

fewer Business Days prior to the Initial Expiration Date or such other subsequent date as of which the Offer is scheduled to expire, and the Company provides Parent with a written request that Acquisition Sub extend the Offer, then Acquisition Sub shall extend the Offer and its expiration date to such date as is necessary to ensure the Offer does not expire until ten (10) Business Days from the date of such request, or for such shorter period as may be specified by the Company in such written request. Notwithstanding anything herein to the contrary, Acquisition Sub shall, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or any rule or regulation of the NYSE, in each case, applicable to the Offer. Only in the event the exercise of the Top-Up would be insufficient to cause Parent to reach the Short-Form Threshold or the Top-Up is otherwise held by a court of competent jurisdiction to be unenforceable or is enjoined by such court, Acquisition Sub may, and the Offer Documents may reserve the right of Acquisition Sub to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities laws immediately following the expiration of the Offer. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Acquisition Sub to, and Acquisition Sub shall, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period as promptly as reasonably practicable after any such shares of Company Common Stock are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement (including the right to withhold pursuant to Section 3.8(h) of this Agreement) and to the satisfaction or waiver by Parent and Acquisition Sub in accordance with Section 2.1(b) of the Offer Conditions as of the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(d), the “Expiration Date”), Acquisition Sub shall, and Parent shall cause Acquisition Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing“, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”.

(f) Termination of Offer. The Offer may be terminated prior to the Initial Expiration Date, or any subsequent date as of which the Offer is scheduled to expire, only with the prior written consent of the Company, unless this Agreement is validly terminated in accordance with Section 10.1. If this Agreement is validly terminated pursuant to Section 10.1, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (i) promptly (and in any event within twenty-four (24) hours of such termination) terminate the Offer and in any event not acquire any shares of Company Common Stock pursuant thereto and (ii) promptly return, and shall cause any depositary acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

(g) Offer Documents. On the date of commencement of the Offer, Parent and Acquisition Sub shall, after affording the Company a reasonable opportunity to review and comment thereon, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer

Documents”) and promptly thereafter shall cause the dissemination of the Offer Documents to the holders of the Company Common Stock as required by applicable Law. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or Acquisition Sub for inclusion in the Offer Documents. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent necessary so that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Parent and Acquisition Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Acquisition Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Acquisition Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Acquisition Sub shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and to propose promptly comments on such document or response.

(h) Funds. Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer.

2.2 Company Actions.

(a) Consent to the Offer. Subject to Section 6.3, the Company hereby approves of and consents to the Offer and consents to the inclusion of the Company Board Recommendation in the Offer Documents mailed or furnished to the holders of shares of Company Common Stock, and the Company shall not withdraw or modify such recommendation in any manner adverse to Parent or Acquisition Sub except as provided for in Section 6.3.

(b) Schedule 14D-9. As promptly as reasonably practicable (and, in any event, within twelve (12) Business Days) after the date of this Agreement, the Company, after affording Parent a reasonable opportunity to review and comment thereon, shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), which shall include the Company Board Recommendation and the Fairness Opinion and promptly thereafter the Company shall disseminate the Schedule 14D-9, by inclusion thereof with the Offer Documents (if the Offer Documents have not yet been so disseminated), by mail to the holders of the Company Common Stock. Parent and Acquisition Sub shall promptly furnish to the Company in writing all information concerning Parent and Acquisition Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent necessary so that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent and Acquisition Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Acquisition Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Acquisition Sub and their respective counsel a reasonable opportunity to review and to propose promptly comments on such document or response.

(c) Stockholder Lists. In connection with the Offer and the Merger, the Company shall furnish or cause its transfer agent to furnish Acquisition Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date, together with copies of all lists of stockholders, security position listings of shares of Company Common Stock held in stock depositories, computer files and all other information in the Company’s (or its transfer agent’s) possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Acquisition Sub such information (including updated lists of stockholders, security position listings of shares of Company Common Stock held in stock depositories and computer files) and assistance as Parent or Acquisition Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause third parties to, cooperate with Parent and Acquisition Sub to disseminate the Offer Documents to the holders of Company Common Stock held in or subject to any Company Stock Plan and to permit such holders of Company Common Stock to tender their Company Common Stock into the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Acquisition Sub shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

2.3 Top-Up.

(a) Top-Up. The Company hereby grants to Acquisition Sub an irrevocable right (the “Top-Up”), exercisable only on the terms and conditions set forth in this Section 2.3, and only for so long as this Agreement has not been terminated pursuant to Section 10.1, to purchase at a price per share equal to the Offer Price up to a number of newly issued (treating shares owned by the Company as treasury stock as unissued), fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of the Top-Up Closing (after giving effect to the Offer Closing), shall constitute one share of Company Common Stock more than the number of shares of Company Common Stock necessary for Acquisition Sub to be merged with and into the Company without a vote or consent of the Company’s stockholders in accordance with Section 253 of the DGCL (the “Short-Form Threshold”);

provided, however, that the Top-Up may not be exercised (i) to purchase an amount of Top-Up Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up, (ii) unless the Offer Closing shall have occurred, (iii) unless, immediately after such exercise, Parent and its Subsidiaries would own a sufficient number of shares of Company Common Stock to meet the Short Form Threshold or (iv) in the event the Top-Up is held by a court of competent jurisdiction to be unenforceable or is enjoined by such court. The Top-Up shall be exercisable only once.

(b) Exercise of Top-Up; Top-Up Closing. Subject to the limitations set forth in Section 2.3(a) and the satisfaction of the conditions to the Merger, including Section 9.1(b) but, for the avoidance of doubt, excluding Section 9.1(a), if there shall not have been validly tendered in the Offer and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its Subsidiaries, would meet the Short Form Threshold, Acquisition Sub shall be deemed to have exercised the Top-Up for such number of Top-Up Shares as is necessary for Acquisition Sub to reach the Short-Form Threshold and on such date shall give the Company prior written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing Date), deliver written notice to Acquisition Sub specifying, based on the information provided by Acquisition Sub in its notice, the number of Top-Up Shares to be purchased and, upon request of Acquisition Sub, the Company shall use commercially reasonable efforts to cause its transfer agent to certify in writing to Acquisition Sub the number of issued and outstanding shares of Company Capital Stock as of immediately prior to the exercise of the Top-Up and after giving effect to the issuance of the Top-Up Shares. At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place at the location of the Merger Closing specified in Section 3.2 and shall take place simultaneously with, or as soon as reasonably practicable after, the Offer Closing, the purchase price owed by Acquisition Sub to the Company to purchase the Top-Up Shares shall be paid to the Company, at Acquisition Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (i) shall be due on the first anniversary of the Top-Up Closing, (ii) shall bear simple interest of 5% per annum, (iii) shall be full recourse to Parent and Acquisition Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. The Company Board and the Special Committee have determined that such consideration for the Top-Up Shares is adequate.

(c) Exemption from Registration. Parent and Acquisition Sub acknowledge that the Top-Up Shares that Acquisition Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act, and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Acquisition Sub hereby represents and warrants to the Company that Acquisition Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and will be acquired by Acquisition Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) No Effect on Appraisal Rights. Notwithstanding anything to the contrary contained herein, to the fullest extent permitted by applicable Law, the Parties agree that neither any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares nor any cash or the Promissory Note delivered to the Company in payment for such Top-Up Shares will be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.7(c), and that none of the Parties shall take any position to the contrary in any appraisal proceeding.

2.4 Notices of Guaranteed Delivery. For purposes of this Agreement, including the exercise of the Top-Up, and the Offer, unless otherwise mutually agreed to by the Company and Parent, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares of Company Common Stock underlying such notices of guaranteed delivery are delivered to or on behalf of Acquisition Sub.

2.5 Directors.

(a) Composition of Company Board and Board Committees. Promptly upon the purchase of, and payment for, a number of shares of Company Common Stock by Acquisition Sub pursuant to the Offer that, together with any other shares of Company Common Stock beneficially owned by Parent and its Affiliates, represents at least such number of shares of Company Common Stock as shall satisfy the Minimum Tender Condition, and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, to the Company Board as will give Parent representation on the Company Board equal to at least that number of directors that equals the product of (i) the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Parent and its Subsidiaries (including for purposes of this Section 2.5(a) such shares of Company Common Stock as are accepted for payment and paid for pursuant to the Offer) bears to the total number of shares of issued and outstanding Company Common Stock, and the Company shall cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of directors, seeking and accepting the resignation of incumbent directors, amending the Company Bylaws and taking any other actions that are necessary to accomplish the foregoing. At each such time, the Company shall also cause (A) each committee of the Company Board and (B) if requested by Parent, each board of directors (or similar governing body) of each Subsidiary of the Company (and each committee thereof) to include persons designated by Parent representing at least the same percentage of each such committee, board or governing body as Parent’s designees represent on the Company Board. The provisions of this Section 2.5 are in addition to, and shall not limit, any rights that Parent or Acquisition Sub may have as a record holder or beneficial owner of shares of Company Common Stock as a matter of Law or otherwise with respect to the election of directors or otherwise.

(b) Independent Directors. In the event that Parent’s designees are appointed or elected to the Company Board pursuant to Section 2.5(a), then until the Effective Time, Parent and the Company shall use their reasonable best efforts to (i) cause at least three members of the Company Board as of immediately prior to the Acceptance Time (the “Existing Directors”), who are neither officers of the Company nor designees, stockholders, Affiliates or associates (within the meaning of the securities Laws) of Parent and who will be independent and eligible to serve on the Company’s audit committee for purposes of Rule 10A-3 under the Exchange Act and the rules and regulations of the NYSE (“Independent,” and such Independent directors, the “Independent Directors”) to remain as directors, (ii) cause at least one of the Independent Directors to be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of

Regulation S-K of the SEC, and (iii) designate a committee of the Company Board, which shall be composed solely of Existing Directors and which shall, subject to applicable Law, be delegated all power, right and authority of the Company Board with respect to the Existing Director Committee Actions (as defined in Section 2.5(c)) (the “Existing Director Committee”) and to continue the existence of such Existing Director Committee until the Effective Time; provided, however, that if at any time there are fewer than three Existing Directors on the Existing Director Committee, the Company Board will take all action necessary to cause an Independent person or, if there is only one Existing Director on the Existing Director Committee, two Independent persons designated by the remaining Existing Director(s) to fill such vacancy(ies), and each such person shall be deemed to be an Existing Director for purposes of this Agreement, or, if there are no Existing Directors on the Existing Director Committee, the Company Board shall designate three Independent persons to fill such vacancies, and each such person shall be deemed to be an Existing Director for purposes of this Agreement.

(c) Existing Director Approval. After directors designated by Parent are elected or appointed to the Company Board pursuant to Section 2.5(a) and prior to the Effective Time, the approval of the Existing Director Committee, by a majority vote of its members, shall be required for the Company to authorize (and, to the extent permitted by applicable Law, such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company Board or the Company, including any action by any other director, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement, (iii) any extension of the time for the performance of any of the obligations or actions hereunder by a Party other than the Company or (iv) any waiver of compliance with any of the terms, agreements or conditions contained herein for the benefit of the Company or any Person that is a third party beneficiary of this Agreement pursuant to Section 11.5 (clauses (i) through (iv), the “Existing Director Committee Actions”).

(d) Section 14 of the Exchange Act. The Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.5, including mailing to its stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to use commercially reasonable efforts to make such mailing concurrently with the mailing of the Schedule 14D-9. Parent and Acquisition Sub shall supply the Company any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 to be included in such information statement.

(e) Effects on Continued Listing. Following the Offer Closing, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” as defined by Rule 303A of the NYSE Listed Company Manual (or any successor provision) and make all necessary filings and disclosures associated with such status.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Acquisition Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

3.2 The Closing. The closing of the Merger (the “Merger Closing”) will take place on the date of, or as soon as reasonably practicable (but in no event later than the second Business Day) following, the Offer Closing (or the Top-Up Closing if the Top-Up has been exercised), provided that the conditions set forth in ARTICLE IX have been satisfied or (to the extent permitted by Law) waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at such time, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

3.3 The Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the Parties shall file a certificate of ownership and merger or a certificate of merger (in either case, the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

3.4 Effect of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and By-Laws.

(a) At the Effective Time, the Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in a form to be agreed upon by Parent and Company in their respective reasonable discretion and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.1.

(b) The Parties shall take all necessary action such that, at the Effective Time, the Company By-Laws as in effect immediately prior to the Effective Time shall be amended so that they will be identical to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time, except that all references to Acquisition Sub’s name shall be replaced by references to Midas, Inc. and, as so amended, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.1.

3.6 Directors and Officers.

(a) Directors. The Parties shall take all necessary action such that the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Capital Stock of Acquisition Sub. Each share of capital stock of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(ii) Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, and (B) except as provided in Section 3.7(c), the Appraisal Shares) shall be automatically converted, subject to Section 3.7(b), into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights or claims with respect thereto, except the right to receive the Merger Consideration and any dividends declared from and after the date hereof with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

(iii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Merger Consideration. Without limiting the other provisions of this Agreement but without duplication of the provisions of Section 2.1(c), if at any time during the period between the date of this Agreement and the Effective Time, there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.7(a)(ii) shall be equitably adjusted to reflect the effect thereof, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(c) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.7(a)(ii), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled, and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights or claims with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.7(a)(ii), without any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle or approve any withdrawal of, any such demands, or agree to do or commit to do any of the foregoing.

(d) Company Restricted Stock. Each holder of an unvested award of Company Restricted Stock shall have the right to tender such Company Restricted Stock into the Offer. Effective upon the acceptance for payment by Acquisition Sub of shares of Company Common Stock pursuant to the Offer in accordance with Section 2.1(e) (the “Acceptance Time”), each share of Company Restricted Stock shall become fully vested, and the restrictions thereon shall lapse. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(d) under the Company Stock Plans and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

(e) Company Options. Neither Parent nor Acquisition Sub shall assume any Company Options in connection with the Offer, Merger or any other transactions contemplated by this Agreement. At the Acceptance Time, each outstanding, unexpired and unexercised Company Option shall vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time each Company Option shall be deemed to be exercised and canceled, with each former holder of any such cancelled Company Stock Option becoming entitled to receive from the Company, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such Company Option, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Option; provided that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(e) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

(f) Company Warrants. Upon the Effective Time, each Company Warrant, to the extent not exercised prior to the Effective Time, shall be deemed to be exercised and canceled, with each former holder of any such cancelled Company Warrant becoming entitled to receive from the Company, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such Company Warrant, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Warrant multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Warrant. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(f) under all related agreements or arrangements of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

(g) Payment of Merger Consideration. Parent may cause the applicable portion of the Merger Consideration payable to the holders of Company Options and Company Restricted Stock to be delivered through the Company’s ordinary payroll system in lieu of delivering a check or making a wire transfer to such holders.

(h) Company Stock Plans. The Company shall take all actions necessary to ensure that (i) all awards issued under the Company Stock Plans shall be cancelled as of the Effective Time, and (ii) neither any holder of awards under the Company Stock Plans, nor any other participant in any Company Stock Plans shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation, or Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plans, except as provided for in Sections 3.7(a)(ii) and 3.7(e). After the Effective Time, the Company Stock Plans shall be terminated and no further awards or other rights with respect to Equity Interests in the Company shall be granted thereunder.

3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Merger Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this ARTICLE III and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company (the “Paying Agency Agreement”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”). If any holder of Appraisal Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement with respect to such Appraisal Shares, and the Exchange Fund shall be deemed to include the cash so deposited.

(b) Certificate Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of shares of

Company Common Stock shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.7(a)(ii), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect to such Company Common Stock may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment of the Merger Consideration and any such dividends to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.8(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this ARTICLE III and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this ARTICLE III.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this ARTICLE III.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of record of shares of Company Common Stock for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this ARTICLE III and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to any such holder.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent and in accordance with the terms of the Paying Agency Agreement. Any interest and other income resulting from such investments shall be paid solely to Parent, and any Taxes resulting therefrom shall be paid by Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration as provided herein. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the Merger Consideration to all holders of Certificates, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect thereto.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Offer Price, Merger Consideration, Equity Award Amounts and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Stock Option or Company Restricted Stock (together, the “Company Equity Awards”), as applicable, such amounts as Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent.

3.9 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as set forth in the Company SEC Reports filed by the Company with the SEC and made publicly available within the three (3) year period prior to the date hereof (other than in any “risk factor” disclosure or any other forward-looking statements or other disclosures included in such documents that are generally cautionary, predictive or forward-looking in nature, and it being recognized that this clause (ii) shall not be applicable to any of Sections 4.3, 4.4, 4.7, 4.28 and 4.30), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

4.1 Organization; Good Standing. The Company is a corporation duly organized and validly existing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company has publicly filed with the SEC or made available to Parent complete and correct copies of the Company Certificate of Incorporation and Company By-Laws, as amended to date, and the Company is not in material violation of such organizational documents.

4.2 Corporate Power; Enforceability. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Support Agreement, to perform its covenants and obligations hereunder and thereunder and, subject, in the case of the Merger, to obtaining the Stockholder Approval if required under applicable Law, to consummate the transactions contemplated hereby and thereby. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), the execution and delivery by the Company of this Agreement and the Support Agreement, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Support Agreement, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, other than, in the case of the Merger, obtaining the Stockholder Approval if required by applicable Law and filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. Each of this Agreement and the Support Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, and the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (y) is subject to general principles of equity (clause (x) and (y) collectively, the “Enforceability Exception”).

4.3 Board Actions; Amendment to Rights Plan.

(a) The Company Board, at a meeting duly called and held at which all directors of the Company were present, upon the unanimous recommendation of the Special Committee, duly and unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, (ii) approving and declaring advisable this Agreement, the Support Agreement, the Offer, the Merger and the other transactions contemplated hereby and thereby, (iii) declaring that this Agreement, the Support Agreement, and the transactions contemplated hereby and thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company Stockholders, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company

Stockholders unless the adoption of this Agreement by the Company’s stockholders is not required by applicable Law, (v) recommending that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement (this clause (v), the “Company Board Recommendation”), (vi) assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), causing any restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Acquisition Sub or any of their respective Affiliates or this Agreement, the Support Agreement or the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) and thereby with respect to any of the foregoing not to apply or to have been satisfied with respect to each of Parent, Acquisition Sub and their respective Affiliates solely with respect to this Agreement, the Support Agreement and the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) and thereby, and (vii) authorizing and approving the Top-Up, all of the terms thereof and the issuance of the Top-Up Shares thereunder, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn.

(b) The Company Board has taken all necessary action so that (i) none of the execution or delivery of this Agreement and the Support Agreement or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement or the Support Agreement will result in (A) Parent, Acquisition Sub or any Affiliate thereof being deemed to be an Acquiring Person (as such terms are defined in the Rights Plan), (B) the occurrence of a Triggering Event (as defined in the Rights Plan), or (C) the distribution of Rights Certificates (as defined in the Rights Plan) separate from the certificates representing the shares of Company Common Stock, and (ii) the Rights will expire and be of no further force or effect pursuant to the terms of the Rights Plan at the Effective Time.

4.4 Voting Requirements. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth in Section 5.7(a), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Stockholder Approval”) is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to approve and consummate the Merger, and no other vote of the Company Stockholders is required in connection with the transactions contemplated hereby (other than a non-binding advisory vote on “golden parachute” arrangements in the event the Proxy Statement is required).

4.5 Non-Contravention. The execution and delivery by the Company of this Agreement, the Support Agreement, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation of the Offer, the Merger and the other transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of (i) the Company Certificate of Incorporation or the Company By-Laws or (ii) the comparable organizational documents of any of the Company’s Subsidiaries, subject to, in the case of the Merger, if required by applicable Law, obtaining the Stockholder Approval, (b) subject to obtaining such Consents set forth in Section 4.5 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of first offer, first refusal, modification, termination, acceleration or loss of benefit under, any Contract to which the Company or any of the Company’s Subsidiaries is a party, or by which any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.5 of the Company Disclosure Letter are obtained or made, and assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), and subject to, in the case of the Merger, if required by applicable Law, obtaining the Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations, Liens, rights of first offer, first refusal, modification, or loss of benefits which would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.6 Required Governmental Approvals. No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the Support Agreement, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, except (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, including the Schedule 14D-9 and, if required by applicable Law, the Proxy Statement, (c) Consents required under any applicable Antitrust Laws, (d) any filings or notices required under the rules and regulations of the NYSE and (e) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.7 Company Capitalization.

(a) As of the close of business on March 9, 2012, the authorized capital stock of the Company consisted of (i) 100,000,000 shares of Company Common Stock, of which 14,408,542 shares were issued and outstanding, of which 752,479 represent shares of Company Restricted Stock (ii) 20,000,000 shares of Company Preferred Stock, of which (A) 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”) and (B) no shares were issued and outstanding, (iii) 1,681,611 shares of Company Common Stock were issuable upon exercise of outstanding Company Options, and (iv) 41,273 shares of Company Common Stock were issuable upon exercise of outstanding Company Warrants. As of the close of business on March 9, 2012, there were 219,454 shares of Company Common Stock reserved for future issuance under the Company Stock Plans, and 1,000,000 shares of Series A Preferred Stock reserved for issuance pursuant to the Rights Plan. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Since March 9, 2012, the Company has not (i) issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options or vesting of Company Restricted Stock or (ii) granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock.

(c) Except as set forth in this Section 4.7 and except for the Top-Up and the Company Preferred Stock purchase rights granted pursuant to the Rights Plan, there are (i) no outstanding shares of capital stock of, or other Equity Interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other Equity Interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other Equity Interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other Equity Interest in, the

Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to the terms of the Company Stock Plans. All Company Options have been granted having an exercise price per share at least equal to the fair market value of one share on the date of grant of such Company Option. Except as set forth Section 4.7(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have awarded any Equity Interest to any Person providing services to the Company or its Subsidiaries other than pursuant to the Company Stock Plans, and the only awards outstanding under the Company Stock Plans are the Company Options and the Company Restricted Stock.

(d) Except for the Rights Plan and the Company Warrants, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

(e) Section 4.7(e) of the Company Disclosure Letter sets forth, as of the close of business on March 9, 2012, a list of all holders of outstanding Company Options, all participants holding outstanding Company Restricted Stock credited to their accounts under the Company Stock Plans, and, in each case, the date of grant, the number of shares of Company Common Stock subject to such Company Option or shares of Company Restricted Stock and, in the case of the Company Options, the price per share at which such Company Option may be exercised, the expiration date, the number of shares of Company Common Stock subject to each such Company Option that is currently exercisable and vested and the status of any Company Option granted as qualified or nonqualified under Section 422 of the Code, and in the case of the Company Restricted Stock, the number of shares of Company Restricted Stock currently vested. The identity of the holder (or holders) of the Company Warrants as of the date hereof is set forth on Section 4.7(e) of the Company Disclosure Letter.

(f) All dividends on the Common Stock that have been declared or authorized prior to the date of this Agreement have been paid in full prior to the date of this Agreement.

4.8 Subsidiaries.

(a) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent either such concept is recognized under applicable Law), except where the failure to be in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent either such concept is recognized under applicable Law), except where the failure to be so qualified or in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.8(b) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company, the jurisdiction of organization and the percentage of outstanding Equity Interest owned by the Company or its Subsidiaries of each such Subsidiary. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (collectively, the “Subsidiary Securities”) (i) is duly authorized, validly issued and are fully paid and nonassessable and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

4.9 Company SEC Reports. Since January 3, 2009, the Company has filed all forms, reports and documents with the SEC required to be filed by it under applicable Laws, subject to any extensions permitted by applicable Laws (collectively with all exhibits and amendments thereto, “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 3, 2009 has been, required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company and each of its officers, and, to the Knowledge of the Company, each of its directors, is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the NYSE. The Company has made available to Parent all material correspondence between the SEC and the Company from January 3, 2009 to the date hereof, the Company will make available to Parent as promptly as practicable all material correspondence between the SEC and the Company after the date hereof, and there are no material outstanding or unresolved comments received from the SEC with respect to the Company SEC Reports.

4.10 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(b) The Company maintains “disclosure controls and procedures” (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company (including its Subsidiaries) is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports.

(c) The Company maintains “internal control over financial reporting” (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiaries’ published financial statements or other Company SEC Report.

(f) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has not identified any material weaknesses in its internal controls, and the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. Since January 3, 2009, neither the Company nor any of its Subsidiaries has received or been made aware of any material written complaint, allegation, assertion or claim regarding the accounting, auditing or Tax reporting practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting, auditing or Tax reporting practices.

4.11 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9 but excluding for purposes of this representation, for the avoidance of doubt, the Proxy Statement (if applicable)), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply in all material respects with the applicable requirements of the Exchange Act.

(b) The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.11 will not apply to statements included in, or omissions from, the Company Disclosure Documents based upon information furnished to the Company by or on behalf of Parent or Acquisition Sub or any Affiliate of Parent or Acquisition Sub.

(c) The information with respect to the Company or any of the Company’s Subsidiaries that the Company furnishes to Parent or Acquisition Sub expressly for use in the Schedule TO and the Offer Documents, at the time such information is or was provided, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.12 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business, and (d) Liabilities that have not had, individually or in the aggregate, a Company Material Adverse Effect.

4.13 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof and except as set forth in Section 4.13 of the Company Disclosure Letter, (i) except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, and (ii) there has not been or occurred, and there does not exist, any Company Material Adverse Effect that is continuing.

(b) Since the Company Balance Sheet Date through the date hereof and except as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Sections 6.1(b)(i), (ii), (iii), (iv), (v), (vi), (viii), (ix), (x), (xii), (xiv) or (xv) if proposed to be taken after the date hereof.

(c) Since February 28, 2012 through the date hereof, the Company has not expressly and affirmatively waived, terminated or modified any confidentiality or “standstill” provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party (other than with respect to Parent or Acquisition Sub).

4.14 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract to which the Company or any of its Subsidiaries is a party that contains any covenant limiting the ability of the Company or any of its Subsidiaries to (A) engage in their respective lines of business in any geographic location, or (B) solicit or hire the employees of any Person;

(iii) any Contract entered into after January 3, 2009 (or entered into prior to such date but pursuant to which any material earn-out, material deferred or contingent payment, or material indemnification obligation remains outstanding): (A) relating to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of more than $2,000,000 worth of assets in the aggregate, other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any equity interest in any other Person, other than the Company’s Subsidiaries, for an amount in excess, in the aggregate, of $2,000,000;

(iv) any Contract that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(v) any Contract that involves or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), other than notes evidencing draws under the Existing Credit Agreement;

(vi) each Contract related to material Licensed Intellectual Property Rights or for licenses granted by the Company or any of its Subsidiaries to any third Person to any material Company Owned Intellectual Property Rights (other than (A) license agreements for software that is generally commercially available, (B) any non-exclusive licenses granted in the ordinary course of business and (C) franchise agreements);

(vii) each lease and sublease pursuant to which the Company or any of its Subsidiaries uses or holds any property involving payments by or to the Company or any of its Subsidiaries of more than $200,000 on an annual basis;

(viii) each settlement agreement, other than (A) releases immaterial in nature or amount entered into with former employees or current or former independent contractors of the Company and its Subsidiaries, (B) settlement agreements for cash only that have been paid and that do not, together with any related agreements, exceed $100,000 with respect to the amount of consideration paid or (C) settlement agreements entered into more than two (2) years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any material continuing obligations or liabilities;

(ix) each Contract or series of related Contracts (excluding, for the avoidance of doubt, ordinary course of business Franchise Agreements and any leases related thereto) relating to any single or series of related capital expenditures by the Company and its Subsidiaries pursuant to which the Company and its Subsidiaries have future financial obligations in excess of $500,000;

(x) any Contract providing for indemnification (including any obligation to advance funds for expenses) of the current and former directors or officers of the Company or any of its Subsidiaries;

(xi) each Contract between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates (other than its wholly-owned Subsidiaries), on the other hand;

(xii) each Contract (or series of related Contracts) for the purchase of materials, supplies, goods, services or equipment providing for annual payments by the Company and its Subsidiaries during the calendar year prior to the date hereof of $250,000 or more;

(xiii) each Contract that relates to any hedging or derivatives arrangements; and

(xiv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xiii) above.

(b) Section 4.14(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC or (ii) made available to Parent.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Exception, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that have not had, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of termination with respect to a Material Contract or any written communication alleging a breach, non-performance or violation of a Material Contract. To the Knowledge of the Company, no party has threatened to terminate any Material Contract.

4.15 Real Property.

(a) Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases or other agreements, including amendments, extensions and renewals thereof, to which the Company or any of its Subsidiaries are a party as of the date of this Agreement (collectively, the “Leases”) and under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is in excess of 5,000 square feet (such property, the “Leased Real Property”). The Company has publicly filed with the SEC or made available to Parent a complete and accurate copy of all Leases of Leased Real Property. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) the Leased Real Property is in good operating, useable condition and repair in all material respects, subject to normal wear and tear, and is free from material defects and suitable for its intended purposes, and (ii) the Company or its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property. The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens, except as have not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.15(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

(c) All of the Leases set forth in Section 4.15(a) or Section 4.15(b) of the Company Disclosure Letter are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under or written notice of termination of, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, except in each case, for such breaches or defaults that has not had, individually or in the aggregate, a Company Material Adverse Effect.

(d) Section 4.15(d) of the Company Disclosure Schedule sets forth the address and description of each material Owned Real Property. Except for matters that, individually, or in the aggregate, would not have a Company Material Adverse Effect, with respect to each material Owned Real Property: (i) the Company or one of its Subsidiaries (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all liens and encumbrances, except for Permitted Liens, (ii) except as set forth in Section 4.15(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, (iii) other than rights pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Owned Real Property is (x) in good operating, useable condition and repair in all material respects, subject to normal wear and tear, and is free from material defects and suitable for its intended purposes, (y) sufficiently supplied in all material respects with utilities and other services as necessary for the operation of the Owned Real Property and improvements as currently operated and such utilities enter directly through adjoining public streets, and (z) currently zoned in such a manner as to permit the Company’s or its Subsidiaries’ intended use of the Owned Real Property, with ancillary uses consistent with past practice, and does not require any further approval or other action by the Company or its Subsidiaries.

4.16 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets“) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property Rights (including Internet domain names), including, as applicable (and other than with respect to Internet domain names), the jurisdiction in which each item of Company Registered Intellectual Property Rights has been issued, registered and/or filed and all registration, patent and/or application numbers; (ii) any claims, suits, actions, or proceedings pending before any Governmental Authority with respect to any Company Registered Intellectual Property Rights (other than office action proceedings); and (iii) each version of the R.O. Writer software currently supported by the Company or its Subsidiaries. To the Knowledge of the Company, each item of Company Registered Intellectual Property Rights as well as the copyright in each version of the R.O. Writer software currently supported by the Company or its Subsidiaries is valid and subsisting as of the date of this Agreement, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.17(a) of the Company Disclosure Letter, either the Company and/or one or more of its Subsidiaries own(s) all right, title, and interest in and to the Company Owned Intellectual Property, free and clear of any Liens (other than Permitted Liens), except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, invalidation or unenforceability of any Company Registered Intellectual Property Rights, except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company Owned Intellectual Property Rights, together with the Licensed Intellectual Property Rights, are referred to herein as the “Company Intellectual Property Rights“. The Company Intellectual Property Rights constitute all of the Intellectual Property necessary for the operation of the business as it is currently conducted, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company Intellectual Property Rights owned or used by the Company and its Subsidiaries with respect to the business immediately prior to the Effective Time will be owned or available for use by Acquisition Sub on substantially similar terms and conditions immediately after the Merger Closing except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the conduct of the Company’s business does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of a third Person except where such infringement, misappropriation, or other violation has not had, individually or in the aggregate, a Company Material Adverse Effect.

(e) Since January 3, 2009, the Company has not received written notice of a claim that the conduct of the Company’s business infringes, misappropriates, or otherwise violates the Intellectual Property rights of a third Person, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company Intellectual Property Rights, other than restrictions or impairments that have not had, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Company and its Subsidiaries use reasonable efforts to protect the proprietary nature of, if and as applicable, the Company Owned Intellectual Property Rights and the confidentiality of the trade secrets and other confidential information of the Company and its Subsidiaries, except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Software and other information technology necessary to operate the business of the Company and its Subsidiaries as currently conducted: (i) are in satisfactory working order and are scalable to meet current and the reasonably anticipated capacity of the current business; (ii) have security, disaster recovery arrangements, and hardware and Software support and maintenance to minimize the risk of error, breakdown, failure, viruses, malicious code or security breach occurring and to, if any such event does occur, minimize any disruption to the operation of the business; and (iii) have not suffered any breakdown, failure or security breach in the last twelve (12) months that has caused any disruption or damage to the operation of the business. To the Knowledge of the Company, the Company and its Subsidiaries possess such working copies of all of the Software included in the Company Intellectual Property Rights, and all licenses therefor, that are necessary for the current conduct of the business, except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(h) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries utilize any Open Source Software in a material way in the operation of their business, except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(i) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is, and during the last twelve (12) months, has been, in compliance with its privacy policies and all Laws relating to privacy and data protection applicable to the Company’s and its Subsidiaries’ use of any personally identifiable information owned or used by the Company and its Subsidiaries; and (ii) to the Knowledge of the Company, no claim is pending or threatened against the Company or any Subsidiary relating to its violation, or its alleged violation, of any such Law.

4.18 Tax Matters.

(a) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extensions of time in which to file) all U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents with respect to Taxes (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns“) required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete and were prepared in compliance with all applicable Laws, (B) have paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company SEC Reports for the payment of, all Taxes required to be paid through the Company Balance Sheet Date, and (C) have not incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business. No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and its Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business through the Effective Time, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes.

(ii) The Company and each of its Subsidiaries have timely paid or withheld with respect to their Employees (and paid over any amounts withheld to the appropriate Taxing authority) all federal and state income taxes required to be paid or withheld.

(b) No audit of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit.

(c) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(f) None of the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any amount under any such agreement and (iii) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

4.19 Employee Plans.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material domestic and foreign (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other bonus, stock option, phantom stock, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, pension, disability, death benefit, medical, dental, life insurance, sick leave, group insurance, hospitalization, educational assistance, employee loan, vacation, deferred compensation, severance, termination, retention, salary continuation, change of control, Code Section 125 “cafeteria” or “flexible” benefit and other similar fringe, welfare or other employee benefit plan, agreement, policy or program, whether or not subject to ERISA, and any related funding or trust agreement or arrangement, in each case that is sponsored, maintained or contributed to for the benefit of any current or former employee, consultant or director of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has any liability (collectively, the “Employee Plans“).

(b) With respect to each Employee Plan, the Company has made available to Parent current, accurate and complete copies of, to the extent applicable, (i) the most recent copies of all plan documents, including the most recent summary plan description and the trust agreement, (ii) the most recent IRS determination or opinion letter, if applicable, (iii) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, (iv) all notices that were issued within the preceding three years by the Internal Revenue Service, Department of Labor, or any other Governmental Authority with respect to the Employee Plan, and (v) all material employee manuals or handbooks containing personnel or employee relations policies.

(c) No Employee Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code or Section 3(35) of ERISA whether or not subject thereto), other than the Midas Executive Retirement Plan—Defined Benefit Retirement Component, (ii) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA whether or not subject thereto) or (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA whether or not subject thereto).

(d) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been maintained, operated and administered in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Except as set forth on

Section 4.19(d)of the Company Disclosure Letter or under any Employee Plan, the Company has no obligation to indemnify, hold harmless or gross up any individual with respect to any excise tax, penalty tax or interest imposed under Sections 409A, 4999, or 4975 of the Code. Set forth on Section 4.19(d) of the Company Disclosure Letter is the actuarial present value of projected benefit obligations, and corresponding plan assets at fair market value for the Company’s U.S. and Canadian pension plans. These amounts have been calculated in accordance with GAAP, and are as of December 31, 2011.

(e) Except as set forth on Section 4.19(e) of the Company Disclosure Letter, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(f) Neither the Company nor any of its Subsidiaries has incurred any liability under Title IV of ERISA that has not been satisfied in full and no condition exists that could present a risk to the Company or any of its Subsidiaries of incurring any such liability other than liability for premiums due to the Pension Benefit Guaranty Corporation (the “PBGC“). No communication has been received from the PBGC in respect of any Employee Plan subject to Title IV of ERISA concerning the funded status of any such plan in connection with the transactions contemplated under this Agreement. No administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other Governmental Authorities are pending or in progress or, to the Knowledge of the Company, threatened.

(g) Except as set forth on Section 4.19(g) of the Company Disclosure Letter, no material Employee Plan is maintained outside the jurisdiction of the United States or covers any employee residing or working outside the United States (any such material Employee Plan set forth on Section 4.19(g) of the Company Disclosure Letter, “Foreign Benefit Plans“). With respect to any Foreign Benefit Plans, except as would not, individually or in the aggregate, have a Material Adverse Effect, all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality.

(h) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(i) No Employee Plan provides post-employment health, medical or life insurance benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(j) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and, to the Knowledge of the Company, no fact, development or event has occurred or exists since the date of such determination or opinion letter that could reasonably be expected to cause the loss of such qualification.

(k) Except as set forth on Section 4.19(k) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(l) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

4.20 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract or trade union agreement (each a “Collective Bargaining Agreement“). Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have complied with applicable Laws and Orders with respect to employment (including but not limited to applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for such noncompliance as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

4.21 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits“), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had, individually or in the aggregate, a Company Material Adverse Effect.

4.22 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all Law and Orders applicable to the Company and its Subsidiaries, except for such violations or noncompliance that has not had, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.22 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 4.6 and Section 4.9, (b) intellectual property and related matters, which are covered solely in Section 4.17, (c) applicable laws with respect to Taxes, which are covered solely in Section 4.18, (d) ERISA and other employee benefit-related matters, which are covered solely in Section 4.19, (e) labor law matters, which are covered solely in Section 4.20, or (f) Environmental Laws, which are covered solely in Section 4.23.

4.23 Environmental Matters. Except for such matters as have not had, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the ownership and operation of the business of the Company and its Subsidiaries as conducted during such period.

(b) Except in each case in compliance with applicable Environmental Laws, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective predecessors has transported, produced, processed, manufactured, generated, used, treated, handled, stored, Released or disposed of any Hazardous Substances at, on, under, in, to or from any property, including any property that the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective predecessors, has at any time owned, operated, occupied or leased.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law, including any Liability for alleged exposure to any Hazardous Substance or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any liability or obligation with respect to any of the foregoing.

(d) To the Knowledge of the Company, there are no Phase I or Phase II environmental assessments, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any of its Subsidiaries (or any Representatives thereof) from the last six (6) years with respect to any Owned Real Property and/or any Leased Real Property which have not been delivered to the Parent prior to execution of this Agreement.

(e) Neither the Company nor any of its Subsidiaries has expressly assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation arising under or relating to Environmental Laws.

4.24 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that has had, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that has had, individually or in the aggregate, a Company Material Adverse Effect.

4.25 Insurance. All material policies of insurance maintained by the Company or any of its Subsidiaries are in full force and effect, with all premium amounts due having been timely paid. The Company and each of its Subsidiaries maintain policies of insurance in such coverage amounts and against risks as are customary in all material respects for companies or properties of similar size in the industry in which it operates. No notice of cancellation has been received with respect to such policies (other than in connection with ordinary renewals), and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Section 4.25 of the Company Disclosure Letter sets forth all such policies and complete and correct summaries of such policies have been made available to Parent prior to the date hereof. No insurance broker or carrier for such policies has delivered a written notice prior to the date hereof that such broker or carrier will not be willing or able to renew its existing coverage in any material respects under the policies with respect to the Company and its Subsidiaries and their respective assets, properties and operations and the Company has made available to Parent any such notice received subsequent to the date hereof as promptly as practicable.

4.26 Franchise Matters.

(a) True and complete copies of all current and past forms of Franchise Agreements used by the Company or any of its Subsidiaries since January 1, 1992 have been made available to Parent. Section 4.26(a) of the Company Disclosure Letter sets forth a true and complete list of all Franchise Agreements in effect as of the date of this Agreement, including the name and telephone number of the Franchisee, date of agreement(s), expiration date(s), duration of any available renewal term, location of Franchised Location, and any exclusive territory or development area. For purposes hereof, “Franchise Agreement” shall mean each agreement (including licenses) that is in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is or are bound (other than any such agreements between the Company and its Subsidiaries or among its Subsidiaries) that grant or purport to grant any Franchisee the right to develop or operate or license others to develop or operate within one or more countries, states, provinces or other significant geographic areas any of the following (each, a “Franchise”): “Midas” service centers, “SpeeDee Oil Change and Tune-Up” service centers or “Midas SpeeDee” co-branded service centers (each, a “Franchised Location”).

(b) Except as set forth in Section 4.26(b) of the Company Disclosure Letter, to the Knowledge of the Company, the form Franchise Agreements that have been made available to Parent for the Midas system, SpeeDee Oil Change and Tune-Up system, and co-branded Midas SpeeDee system represent fairly and accurately the Franchise Agreements now in effect with Franchisees for all Franchised Locations, and do not contain any material provisions that differ from the provisions in the applicable form Franchise Agreements, except as to such deviations that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no sublicensee of a Master Foreign Licensee has made any material claim that would be adverse to the interests of the Company or its Subsidiaries, except as to such claims that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 4.26(c) of the Company Disclosure Letter also sets forth a true and complete list of the (i) Master Foreign Licensees and (ii) Franchisees that, as of the date of this Agreement, directly or indirectly (through a related company or other common owner) develop or operate five or more Franchised Locations in the United States and Canada (collectively, with the Master Foreign Licensees “Material Franchisees“, and the Franchise Agreements that have been entered into by such Material Franchisees, collectively, the “Material Franchise Agreements“).

(d) Each of the Material Franchise Agreements is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Material Franchise Agreement by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as would not have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created from any action taken by Parent or Acquisition Sub) or any right of rescission or set-off under, any provision of any Material Franchise Agreement other than any such conflicts, violations, defaults, rights, losses or Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Material Franchise Agreement: (i) no party to a Material Franchise Agreement has delivered a written demand or request for early termination, cancellation, non-renewal or other cessation thereof; (ii) the Material Franchise Agreement does not include provisions that would prevent or otherwise impair the Company’s ability to undergo a change in ownership or control or require the Company to notify any Material Franchisee of such a change in ownership or control; (iii) the Material Franchise Agreement does not obligate the Company or its Subsidiaries to buy back or otherwise acquire the stock, assets, or contractual rights of any Material Franchisee; (iv) the Material Franchise Agreement does not impose on the Company or any of its Subsidiaries an obligation to guarantee any lease obligations, third Person financing obligations, or other material obligations to third Persons of the Material Franchisees; (v) the Material Franchise Agreement imposes on Material Franchisees an obligation to comply with all applicable federal, state, provincial and local laws and regulations; (vi) except for those solely related to the SpeeDee Oil Change and Tune-Up service centers, no Material Franchise Agreement grants a protected or exclusive territory (other than a specific location), right of first refusal, option or similar arrangement with respect to a Franchised Location that restricts the Company or any Subsidiary in its or their right to own, operate or license others to own or operate any business or line of business under any brand of any kind in any location and (vii) the Material Franchise Agreement imposes on Material Franchisees an obligation to maintain commercially reasonable insurance that names the Company or one of its Subsidiaries as an additional insured, requires the insurer to notify the Company or its Subsidiaries before it terminates any such insurance policy for nonpayment, and permits the Company or its Subsidiaries to make such payments to maintain such insurance coverage on behalf of any non-paying Material Franchisee.

(e) Section 4.26(e) of the Company Disclosure Letter sets forth a true and complete list of all FDDs that the Company or any of its Subsidiaries have used to offer or sell Franchises at any time since January 3, 2009. The Company has made available to Parent true and complete copies of each such FDD. Since January 3, 2009, the Company and its Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Authority under any Franchise Law, made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have not to the Knowledge of the Company committed any violation of any Franchise Law, including, but not limited to: (i) making any unauthorized earnings claims to prospective franchisees; (ii) failing to properly and accurately prepare FDDs; (iii) failing to timely provide pertinent copies of FDDs to prospective franchisees; (iv) failing to timely file copies of proposed advertising materials with state franchise officials; or (v) offering to sell or consummating a sale of a franchise during any pertinent period in which the Company or its Subsidiaries was or were not registered or otherwise in compliance with any applicable Franchise Law. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or one of its Subsidiaries possesses a properly delivered and executed FDD Item 23 acknowledgement of receipt form for each Franchised Location of all current Material Franchisees.

(f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Material Franchisee is current in and not in default of (consistent with ordinary course of business practices for such Material Franchisee) its financial obligations and other material performance obligations to the Company or to any Subsidiary or Affiliate of the Company, including without limitation, making timely payments due for franchise fees, development fees, royalties, and/or any other fees and, to the Knowledge of the Company, all former Franchisees are in material compliance with their covenants against competition and any other obligations that survive and continue beyond termination or other cessation of their Franchise Agreement, if applicable.

(g) The Company Disclosure Letter identifies by jurisdiction and effective date all currently effective registrations under Franchise Laws, exemptions from franchise or business opportunity registration (whether or not covered by a filing with a state government), and notifications of intent to offer Franchises for sale.

(h) The Company Disclosure Letter identifies all cooperative, advertising, or marketing funds or accounts to which Material Franchisees of the Company or any Subsidiary of the Company contribute, the financial statements from the last three fiscal years for said funds have been made available to Parent, and no other advertising funding arrangements exist between the Company or any Subsidiary and any third Person. To the Knowledge of the Company, all funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Material Franchisees at any time, including funds that Material Franchisees contributed for marketing, advertising and promotion and rebates and other payments made by suppliers and other third Persons on account of Material Franchisees’ purchases from those suppliers and third Persons, have been administered and spent in compliance in all respects with the Material Franchise Agreements except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(i) To the Knowledge of the Company, the Company Disclosure Letter identifies all franchise associations in North America with respect to the Company’s Franchisees.

(j) To the Knowledge of the Company, the Company Disclosure Letter identifies any relationships (whether familial, investment, ownership, creditor, or otherwise) between principal officers and/or senior management employees of Company or any Subsidiary, on the one hand, and any Material Franchisee on the other hand.

(k) Set forth in Section 4.26 of the Company Disclosure Letter is a true and complete list as of February 29, 2012 of all “Midas” branded, “SpeeDee” branded and “Midas” and “SpeeDee” co-branded locations by country. Such list also sets forth the number of Company-operated locations and the number of temporarily closed locations.

4.27 Related Party Transactions. Except (a) for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, (b) as set forth in Section 4.27 of the Company Disclosure Letter and (c) as disclosed in the Company SEC Reports filed prior to the date hereof, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, within the three (3) year period preceding the date of this Agreement, in each case, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

4.28 Brokers. Except for J.P. Morgan Securities, LLC (the “Financial Advisor”), there is no financial advisor, investment banker, broker, finder, agent or similar Person that has been retained by or is authorized to act on behalf of the Company, any of its Subsidiaries or the Company Board (or any committee thereof) who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

4.29 Opinion of Financial Advisor. The Financial Advisor has delivered to the special committee of the Company Board (the “Special Committee“) the Financial Advisor’s written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement (the “Fairness Opinion“), that, as of such date, the Offer Price to be paid to the holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

4.30 State Anti-Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth in Section 5.7, no restrictions of any Takeover Laws apply or purport to apply to the Company with respect to this Agreement, the Support Agreement, the Offer, the Top-Up, the Merger or any of the other transactions contemplated by this Agreement and the Support Agreement.

4.31 No Other Parent and Acquisition Sub Representations and Warranties. Except for the representations and warranties set forth in this Agreement, the Company hereby acknowledges and agrees that (a) neither Parent or Acquisition Sub, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Acquisition Sub or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither Parent nor Acquisition Sub, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Company, any of its Subsidiaries or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to the Company, any of its Subsidiaries or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by the Company, any of its Subsidiaries or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by Parent or Acquisition Sub, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company jointly and severally as follows:

5.1 Organization; Good Standing. Parent is a corporation duly organized, validly existing and in good standing under Delaware Law and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Acquisition Sub is a corporation duly organized and validly existing under Delaware Law and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Acquisition Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder. Each of Parent and Acquisition Sub is not in violation of their respective organizational documents.

5.2 Corporate Power; Enforceability. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, the Support Agreement, to perform their respective covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Acquisition Sub of this Agreement, the Support Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder and, other than the adoption of this Agreement by Parent as sole stockholder of Acquisition Sub, the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of Parent and Acquisition Sub, and no other corporate or other proceeding on the part of Parent or Acquisition Sub is necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or, other than the adoption of this Agreement by Parent as sole stockholder of Acquisition Sub, the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Exception.

5.3 Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement, the Support Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder and the consummation of the Offer, the Merger and the other transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or by-laws of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of first offer, first refusal, modification, termination, acceleration or loss of benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition

Sub or any of their properties or assets may be bound, (c) violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations, Liens, rights of first offer, first refusal, modification or loss of benefit which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

5.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the Support Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and thereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby, except (a) the filing of the Certificate of the Merger with the Secretary of State of the State of Delaware, and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, including the Schedule TO, the Offer Documents and, if required by applicable Law, the Proxy Statement, (c) Consents required under any applicable Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

5.5 Litigation.

As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent or any of its Affiliates, threatened in writing against or affecting Parent or Acquisition Sub or any of their Affiliates or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will not, at the date it is filed with the SEC, first mailed to the Company Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.7 Ownership of Company Capital Stock.

(a) None of Parent, Acquisition Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

(b) As of the date hereof and except with respect to the Support Agreement, neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any shares of Company Common Stock or Company Securities or Subsidiary Securities (or any other economic interest through derivative securities or otherwise in the Company or any Subsidiary of the Company) except pursuant to this Agreement.

5.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

5.9 Operations and Ownership of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will not have incurred any Liabilities or obligations other than as contemplated by this Agreement. Parent owns, beneficially and of record, all the outstanding shares of capital stock of Acquisition Sub, free and clear of all Liens.

5.10 Available Funds. Parent has sufficient funds in the form of either cash on hand and/or a binding commitment from the Parent Stockholder to provide financing to consummate the Offer and the Merger on the terms contemplated by this Agreement.

5.11 Solvency. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Offer, the Merger and the payment of the aggregate Merger Consideration pursuant hereto, and payment of all related fees and expenses of Parent, Acquisition Sub, the Company and their respective Subsidiaries in connection therewith, and assuming the accuracy of the representations and warranties of the Company set forth in this Agreement (and for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any materiality or “Company Material Adverse Effect” qualifications or any knowledge qualifications), and any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, (i) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

5.12 No Other Company Representations or Warranties. Except for the representations and warranties set forth in this Agreement, Parent and Acquisition Sub hereby acknowledge and agree that (a) neither the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company nor any of its Subsidiaries, nor or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

5.13 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Acquisition Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Acquisition Sub are familiar, (b) that Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) that Parent and Acquisition Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Parent and Acquisition Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Interim Conduct of Business.

(a) Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) as set forth in Section 6.1 of the Company Disclosure Letter or (iv) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Acceptance Time, the Company shall, and shall cause each of its Subsidiaries to, (A) carry on its business in the usual, regular and ordinary course of business consistent with past practices and policies, and (B) use its commercially reasonable efforts to preserve intact its business organization and preserve the current relationships and goodwill with customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations.

(b) Except (v) as expressly contemplated, required or permitted by this Agreement, (x) required by applicable Law, (y) as set forth in Section 6.1 of the Company Disclosure Letter or (z) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Acceptance Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following:

(i) amend its certificate of incorporation or by-laws or comparable organizational documents;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except (A) for the issuance and sale of shares of Company Common Stock pursuant to Company Options upon the exercise or vesting thereof, (B) upon exercise of any Company Warrants, and (C) pursuant to requirements of Contracts of the Company or any of its Subsidiaries in existence on the date of this Agreement and on the terms in effect on the date hereof;

(iii) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities, except in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options or Company Warrants or vesting of Company Restricted Stock;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for the transactions contemplated by this Agreement;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business, (B) borrowings pursuant to existing credit facilities and (C) purchase money financings and capital leases entered into in the ordinary course of business;

(vii) except as may be required by applicable Law or the terms of any Employee Plan or Contract as in effect on the date hereof and disclosed in Section 6.1(b)(vii) of the Company Disclosure Letter, (A) establish, enter into, adopt, amend (including acceleration of vesting or payment), modify or terminate any Employee Plan, bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement or Contract for or regarding the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (1) in connection with the hiring of new employees in the ordinary course of business, and (2) in connection with the promotion of employees in the ordinary course of business, or (B) increase the compensation of any present or former director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof except in the ordinary course of business, (C) enter into a Collective Bargaining Agreement, or (D) hire or terminate any senior executive officer of the Company or any of its Subsidiaries or any material portion of the employees of the Company or any of its Subsidiaries;

(viii) pay, discharge, waive or settle any pending or threatened material Legal Proceeding including the MESA Litigation and the Legal Proceedings set forth in Section 6.1(b)(viii) of the Company Disclosure Letter for an amount in excess of $100,000 individually or in the aggregate, except for the settlement of any Legal Proceeding that (A) is reflected or adequately reserved against in the Company Balance Sheet or incurred since the Company Balance Sheet Date, and (B) does not include any obligation (other than the payment of money, and with such payment being conditioned upon a release from the payee) to be performed by or any injunctive relief imposed upon the Company, its Subsidiaries or its Affiliates following the Effective Time;

(ix) waive any claims of substantial value, individually or in the aggregate, other than compromises of receivables in the ordinary course of business;

(x) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

(xi) (A) make or change any material Tax election, (B) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability that is disputed, or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(xii) other than in the ordinary course of business, (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein in excess of $1,000,000 individually or $2,500,000 in the aggregate or (B) dispose of any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole;

(xiii) except in the ordinary course of business, prematurely terminate or enter into any Material Contract or make any material amendments of modification to any Material Contract;

(xiv) waive any rights under or amend the Rights Plan, except as such waiver is expressly contemplated by this Agreement and required to have this Agreement and the transaction contemplated hereby exempt from the Rights Plan;

(xv) adopt, propose, effect or implement any “shareholder rights plan,” “poison pill” or similar arrangement, other than the Rights Plan;

(xvi) make, or make any commitment with respect to, any single capital expenditure in excess of $500,000 or capital expenditures for the Company and its Subsidiaries in excess of $1,500,000 in the aggregate;

(xvii) grant any Lien on any of its assets, other than Permitted Liens;

(xviii) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xix) amend or modify the letters of engagement of the Financial Advisor in a manner that materially increases the fee or commission payable by the Company; or

(xx) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2 No Solicitation.

(a) The Company shall, and shall cause its directors, officers and investment bankers and Subsidiaries and its Subsidiaries’ directors, officers and investment bankers, and direct its and their other respective Representatives to (i) immediately cease and terminate any existing discussions, negotiations or communications with any Person or any Person’s Representatives (other than with Parent and Acquisition Sub) conducted heretofore or that may be ongoing with respect to any Acquisition Proposal, (ii) request the prompt return or destruction of all information previously furnished to any such Person or its Representatives and written confirmation of such destruction (if such information is destroyed), (iii) use commercially reasonable efforts to enforce any confidentiality or “standstill” provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary and (iv) not waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party (other than with respect to Parent or Acquisition Sub).

(b) Subject to Section 6.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company shall not, and shall cause its directors, officers and investment bankers and its Subsidiaries’ directors, officers and investment bankers and shall direct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly induce or facilitate the making, submission or announcement of, or knowingly encourage or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with inducing, encouraging or assisting the making, submission or announcement of an Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, an Acquisition Proposal, or (v) approve, recommend, authorize, agree to, accept or enter into any binding or non-binding letter of intent or other similar document or Contract contemplating or otherwise relating to any actual or proposed Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 6.2(c), each, an “Alternative Acquisition Agreement“).

(c) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, prior to the Acceptance Time, the Company, the Company’s Subsidiaries, the Company’s Representatives and the Company’s Subsidiaries’ Representatives may (i) participate or engage in discussions or negotiations with any Person or group of Persons that has made a bona fide, unsolicited Acquisition Proposal that the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or could reasonably be expected to lead to a Superior Proposal, (ii) grant a waiver, amendment or release under any standstill agreement for the purpose of allowing any Person or group of Persons to make an Acquisition Proposal and/or (iii) furnish to any Person or group of Persons that has made a bona fide, unsolicited Acquisition Proposal that the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or could reasonably be expected to lead to a Superior Proposal any non-public information relating to the Company and/or any of its Subsidiaries and/or afford to any such Person or group of Persons access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and/or any of its Subsidiaries, in each case under clauses (i) and (iii) above pursuant to an Acceptable Confidentiality Agreement executed by all parties thereto prior to taking any such action; provided, however, that (A) in the case of any action taken pursuant to the preceding clause (i), the Company first gives Parent written notice of the identity of such Person or group of Persons and the material terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof), (B) in the case of any action taken pursuant to the preceding clause (iii), the Company, contemporaneously with furnishing any non-public information to such Person or group of Persons, furnishes such non-public information to Parent (which may be by posting such information to a “virtual data room” available to Parent and its Representatives) to the extent such information has not been previously furnished to Parent and (C) the Company otherwise complies with its obligations under Section 6.2(d).

(d) If the Company Board (or any committee thereof) receives (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the Company shall promptly (and in any event within forty-eight (48) hours) notify Parent in writing of the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group of Persons making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent reasonably informed of any material change in the status or terms of any such Acquisition Proposal, request or inquiry.

(e) The Company acknowledges and agrees that any breach of this Section 6.2 due to any action of any director, officer, investment banker or attorney of or to the Company or any of its Subsidiaries, whether or not such director, officer, investment banker or attorney is acting or purporting to act on behalf of any of the Company and any of its Subsidiaries, shall be deemed to constitute a breach of such provision by the Company.

6.3 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Acquisition Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation (a “Company Board Recommendation Change“); provided, however, that a “stop, look and listen” communication by the Company Board (or any committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement at any time prior to the Effective Time, the Company Board (or any committee thereof) may effect a Company Board Recommendation Change if, (i) the Company Board (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; and (ii) prior to effecting a Company Board Recommendation Change, (A) the Company has first notified Parent in writing at least three (3) Business Days in advance that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice“) (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (B) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement and shall cause its Representatives to negotiate in good faith with Parent’s Representatives (if Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Central Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending at 5:00 p.m. Central Time on the third (3rd) Business Day after the day of delivery by the Company to Parent of the Recommendation Change Notice (the “Match Period“); and (C) the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that the failure to effect a Company Board Recommendation Change would still reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided that in the event of any material change during the Match Period to any of the facts that is the basis of the proposed Company Board Recommendation Change, including any material revisions to an Acquisition Proposal, the Company shall be required to deliver a new Recommendation Change Notice to Parent and to comply with the requirements of this Section 6.3 (including Section 6.3(a)) with respect to such new Recommendation Change Notice and the reasons therefor, and a new Match Period shall commence upon the delivery of such new Recommendation Change Notice.

(b) Nothing in this Agreement shall prohibit the Company Board (or any committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided that any Company Board Recommendation Change will be subject to the terms and conditions of this Agreement.

(c) No Company Board Recommendation Change shall change the approval of the Company Board in a manner causing any Takeover Laws to be applicable to the transactions contemplated by this Agreement and the Support Agreement.

6.4 Access. At all reasonable times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and any of its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, (iii) access to such documents or information would violate any obligation of confidentiality by the Company or a Subsidiary of the Company, or (iv) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.4 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement. The Company shall use its commercially reasonable efforts to obtain all necessary consents or approvals to permit disclosure and access to the materials referred to in clauses (iii) and (iv) of the immediately preceding sentence. Any investigation conducted pursuant to the access contemplated by this Section 6.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.4.

6.5 Certain Litigation. Each Party hereto shall promptly advise the other Parties of (a) any litigation commenced after the date hereof against such Party or any of its directors or its officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, and (b) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party that relate to this Agreement, the Merger or the transactions contemplated by this Agreement, and shall keep the other Parties reasonably informed regarding any such litigation. Each Party hereto shall give the other Parties the opportunity to consult with such Party regarding the defense or settlement of any such shareholder litigation and shall consider such other Parties’ views with respect to such shareholder litigation; provided that the Company shall also give Parent the opportunity to participate in the defense or settlement of any shareholder action against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

6.6 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of Equity Interests of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.7 Stock Exchange Delisting. Prior to the Merger Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

6.8 Rights Plan. The Company Board of Directors and the Company shall take all further actions (in addition to those referred to in Section 4.3(b)) requested by Parent in order to render the Rights Plan inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement.

6.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Acquisition Sub shall give prompt notice to the Company, of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Effective Time, such that the conditions set forth in Annex A or ARTICLE IX would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not (a) limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto or (b) cure any breach of, or noncompliance with, any other provision of this Agreement. Furthermore, the Company shall give prompt notice to Parent, and Parent and Acquisition Sub shall give prompt notice to the Company, of (i) any notice or other communication received by such party in connection with this Agreement from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent or to the consummation of the Merger or the transactions contemplated by this Agreement.

6.10 Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) will use reasonable best efforts to seek to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or other employee benefit arrangements that have been or will be entered into by Parent, the Company or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to insure that (a) any such arrangements (including any amendment or modification thereof) and (b) any payments made or to be made or benefits granted or to be granted according to such arrangements fall within the safe harbor provisions of such rule. Prior to taking the actions required by this Section 6.10, the Company will provide Parent copies of any resolutions or similar documentation with respect to such actions and an opportunity to provide reasonable comment thereon.

ARTICLE VII

COVENANTS OF PARENT AND ACQUISITION SUB

7.1 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, expense advancement and exculpation provision set forth in any certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement, and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers (along with any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time, the “Indemnified Persons“). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the articles of incorporation and by-laws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the articles of incorporation and by-laws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) In addition to the provisions of Section 7.1(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent the Company would have been permitted to do so under applicable Law (for the avoidance of doubt, subject to the limitations on the Company’s ability to indemnify its directors and officers under Section 145 of the DGCL), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission prior to or at the Effective Time in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 7.1(b) and the specific basis thereof, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent the Company would have been permitted to do so under applicable Law (for the avoidance of doubt, subject to the limitations on the Company’s ability to indemnify its directors and officers under Section 145 of the DGCL), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with the defense of any such claim, proceeding, investigation or inquiry, solely upon the execution and delivery to the Surviving Corporation and Parent of an undertaking providing that the Indemnified Person undertakes to repay the advance to the extent that it is ultimately determined that the Indemnified Person is not entitled to be indemnified by the Surviving Corporation under the provisions of this Agreement, the organizational documents of the Surviving Corporation or applicable Law; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for advancement under this Section 7.1(b) and the specific basis thereof, then the right to advancement asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) Parent shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iii) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.1(b) or elsewhere in this Agreement, neither Parent nor any of its Affiliates (including the Surviving Corporation) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination (x) includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry, and (y) does not include any statement as to admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. Each Indemnified Person is, and the Indemnified Persons collectively are, intended third party beneficiaries of this Section 7.1(b), and each such Person shall have a right to enforce the rights hereunder as if such person was a party to this Agreement.

(c) Prior to the Effective Time, the Company shall, in consultation with Parent, and, if the Company is unable to, Parent shall (or shall cause the Surviving Corporation to) obtain and fully pay for “tail” prepaid insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively, “D&O Insurance“), for the Indemnified Persons, with terms, conditions, retentions and levels of coverage at least as favorable, in the aggregate, as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby). If such “tail” prepaid insurance policies have been obtained, Parent shall, and shall cause the Surviving Corporation after the Effective Time to, maintain such policies in full force and effect, for their full term, and to continue to honor its respective obligations thereunder. If the Company fails to obtain such “tail” prepaid insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from and after the Effective Time for the Indemnified Persons, the D&O Insurance (provided that Parent (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Persons as provided in the existing policies as of the date of this Agreement, from an insurance carrier with the same or better rating as the Company’s current insurance carrier); provided, however, that in no event will Parent or the Surviving Corporation be required, and the Company shall not be permitted, to expend for such policies pursuant to this Section 7.1 an annualized premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance and, if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall, and the Company may, obtain a substantially similar policy (from an insurance carrier with the same or better rating as the Company’s current insurance carrier) with the greatest coverage available for a cost not exceeding such amount. Each Indemnified Person is, and the Indemnified Persons collectively are, intended third party beneficiaries of this Section 7.1(c), and each such Person shall have a right to enforce the rights hereunder as if such person was a party to this Agreement.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.1. Each Indemnified Person is, and the Indemnified Persons collectively are, intended third party beneficiaries of this Section 7.1(d), and each such Person shall have a right to enforce the rights hereunder as if such person was a party to this Agreement.

(e) The obligations set forth in this Section 7.1 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the “tail” policy referred to in Section 7.1(c) or the D&O Insurance (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the “tail” policy referred to in Section 7.1(c) or the D&O Insurance (and their heirs and representatives). Each of the Indemnified Persons and each of the other persons who are beneficiaries under the “tail” policy referred to in Section 7.1(c) or the D&O Insurance (and their heirs and representatives) is intended to be third party beneficiaries of this Section 7.1, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the “tail” policy referred to in Section 7.1(c) or the D&O Insurance (and their heirs and representatives)) under this Section 7.1 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, by-laws or other equivalent organizational documents of, or any and all indemnification agreements of or entered into by, the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 7.1 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

7.2 Employee Matters.

(a) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating, or from causing the Surviving Corporation to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(c) For a period of three months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee, the Employee Plans and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans“ but excluding equity-based benefits and individual employment agreements) at benefit levels that are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide compensation, benefits and severance payments (other than equity-based benefits and individual employment agreements) to each Continuing Employee that, taken as a whole, are substantially comparable in the aggregate to the compensation, benefits and severance payments (other than equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans“), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation, benefits and severance payments (other than equity-based benefits and individual employment agreements) that, taken as a whole, are substantially comparable in the aggregate to the compensation, benefits and severance payments (other than equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation as of immediately prior to the Effective Time shall not be decreased for a period of three months following the Effective Time for any Continuing Employee employed during that period.

(d) To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (but not for benefit accrual purposes except for vacation accrual and severance pay entitlement) to the same extent recognized by the Company and its Subsidiaries prior to the Effective Time; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans), and Parent shall cause to be waived all eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing conditions limitations under such plans (such plans, collectively, the “New Plans“) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans“); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall waive, or use commercially reasonable efforts to cause insurance companies to waive, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals, except in all cases to the same extent as provided under the terms of the vacation or paid time off program in effect with respect to employees of the Surviving Company.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, (ii) confer upon any Person (including any current or former director, officer or employee of, or consultant or independent contractor to, the Company, Parent, or Surviving Company or any of their respective Subsidiaries) any third party beneficiary or other rights or remedies, (iii) constitute an amendment to any Employee Plan, or (iv) subject to the limitations and requirements specifically set forth in this Section 7.2, require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time.

7.3 Other Actions by Parent and Acquisition Sub. Parent shall, promptly following the execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Acquisition Sub in accordance with applicable Law and the certificate of incorporation and by-laws of Acquisition Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

7.4 Tax Matters . All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes incurred by the Company or any of its Subsidiaries in connection with this Agreement and the other transactions contemplated hereby (“Transfer Taxes“) shall be paid by Parent. Parent shall be responsible for filing all Tax Returns related to Transfer Taxes. All Parties hereto shall use their commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

ARTICLE VIII

ADDITIONAL COVENANTS OF ALL PARTIES

8.1 Commercially Reasonable Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) cause the conditions set forth in Annex A and ARTICLE IX to be satisfied; and (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer, the Merger and the transactions contemplated hereby. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such Party to fully perform its obligations under this Agreement; provided, however, that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.2 or Section 6.3 shall be prohibited, or required to be taken, by this sentence.

8.2 Regulatory Filings.

(a) As soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, each of Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, and the Company shall, (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act, and (y) file any comparable pre-merger or post-merger notification filings, forms and submissions (or if required by the applicable Governmental Authorities, a draft of such filings), with the applicable foreign Governmental Authority to the extent required by other Antitrust Laws and as such requirement is determined by both Parent and the Company in good faith and in consultation with each other. Each of Parent and the Company shall use commercially reasonable efforts to (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that reasonably may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Offer or the Merger as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including using commercially reasonable efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Antitrust Laws with respect to the Offer or the Merger. Parent shall pay all filing fees, and the Company shall not be required to pay any filing fees under the HSR Act and any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under the applicable Antitrust Laws (other than normal filing fees that are imposed by Law on the Company).

(b) Each of Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, and the Company shall, promptly inform the other Parties of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any Party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such Party shall use its commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other Parties reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer or the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other Party with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer or the Merger, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 9.1(b). Any such disclosures, rights to participate or provisions of information by one Party to the others may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect Confidential Information.

(c) Notwithstanding anything in this Agreement to the contrary, Parent and the Company agree to, and shall cause each of their respective Subsidiaries to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any domestic or foreign Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Authority, in each case, to cause the Merger and the other transactions contemplated hereby to occur prior to the Outside Date, including but not limited to (i) promptly complying with any requests for additional information by any Governmental Authority, and (ii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree, ruling, statute, rule, regulation or executive order that would adversely affect the ability of any Party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment, or promulgation thereof; provided that nothing in this Agreement shall be construed to require that Parent offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any or all of the capital stock, assets, rights, products or businesses of Parent, its Subsidiaries and its and their Affiliates and the Company and its Subsidiaries.

8.3 Company Stockholders Meeting.

(a) Subject to Section 8.3(f), the Company shall, as soon as practicable following the Acceptance Time, set a record date for, and cause a meeting (the “Stockholders’ Meeting“) to be duly called and held for the purpose of voting on the adoption of this Agreement.

(b) Subject to Section 8.3(f), the Company shall, as soon as practicable following the Acceptance Time (i) solicit from the Company Stockholders entitled to vote at the Stockholders’ Meeting proxies in favor of adoption of this Agreement and (ii) use its commercially reasonable efforts to take all other actions reasonably necessary to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

(c) Subject to Section 8.3(f), as soon as practicable following the Acceptance Time, the Company shall, in accordance with applicable Law: (i) prepare and file with the SEC a preliminary proxy statement (the “Preliminary Proxy Statement“) relating to this Agreement and the transactions contemplated by this Agreement; (ii) respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); (iii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Stockholders’ Meeting (collectively, as amended or supplemented, the “Proxy Statement“), to be mailed to the Company Stockholders at the earliest practicable date after the date that the SEC confirms it has no further comments. The Company and Parent shall cooperate to: (i) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings; and (ii) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law.

(d) Parent shall provide to the Company all information concerning Parent and Acquisition Sub as may be reasonably requested by the Company in connection with the Preliminary Proxy Statement and the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Preliminary Proxy Statement and the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Acquisition Sub supplied by it for inclusion in the Preliminary Proxy Statement and the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Preliminary Proxy Statement and the Proxy Statement promptly following request therefor from the Company.

(e) Each of Parent and Acquisition Sub shall vote or cause to be voted all shares of Company Common Stock acquired in the Offer or otherwise beneficially owned by it or any of its Affiliates as of the applicable record date or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the adoption of this Agreement at the Stockholders’ Meeting and at all adjournments or postponements thereof or otherwise (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(f) Notwithstanding the foregoing or anything else herein to the contrary, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent and its Subsidiaries shall own at least 90% of the outstanding shares of the Company Common Stock, the Parties shall take all necessary and appropriate action, including (i) with respect to the transfer to Acquisition Sub of any shares of Company Common Stock held by Parent or its Affiliates and (ii) causing the board of directors of Acquisition Sub to adopt the resolutions required by Section 253 of the DGCL, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders’ Meeting in accordance with Section 253 of the DGCL.

8.4 Anti-Takeover Laws. In the event that the restrictions of any state anti-takeover or other similar Law are or become applicable to this Agreement or any of the transactions contemplated by this Agreement (other than, with respect to the Company, as a result of the inaccuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a)), the Company, Parent and Acquisition Sub shall use their respective commercially reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

8.5 Public Statements and Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter none of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow the other Party or Parties reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing Party); provided, however, that the restrictions set forth in this Section 8.5 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.3 or following a Company Board Recommendation Change.

8.6 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

8.7 Existing Credit Agreement. Prior to the Acceptance Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to obtain at the Acceptance Time a pay-off letter in a form reasonably satisfactory to Parent, evidencing the amount (the “Pay-off Amount”) necessary to pay-off, at the Acceptance Time, all existing indebtedness and other obligations under the Existing Credit Agreement. At the Acceptance Time, Parent shall, or shall cause one of its Subsidiaries to, (i) pay, on behalf of the Company, the Pay-off Amount to an account or accounts designated by the administrative agent under the Existing Credit Agreement and (ii) provide, on behalf of the Company, such other funds or backstop letters of credit as may be necessary to satisfy the conditions precedent to termination of the Existing Credit Agreement under the pay-off letter, such payments and provisions to be loans to, or otherwise for the account of, the Company on terms reasonably satisfactory to Parent and the Company.

ARTICLE IX

CONDITIONS TO THE MERGER

9.1 Conditions. The respective obligations of each Party to effect the Merger shall be subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. If adoption of this Agreement by the Company Stockholders is required under applicable Law in order to effect the Merger, the Stockholder Approval shall have been obtained.

(b) No Legal Prohibition. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority of competent jurisdiction and remain in effect, that, in any such case, prohibits or makes illegal the consummation of the Merger.

(c) Purchase of Tendered Shares. Acquisition Sub shall have accepted for payment and paid for the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement, Acquisition Sub fails to purchase any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be validly terminated and the Offer, the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Acceptance Time (or in the case of the termination right set forth in Section 10.1(c), at any time prior to the Effective Time) only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either the Company or Parent in the event that the Offer Closing shall not have occurred on or before July 12, 2012 (such date referred to herein as the “Outside Date“); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to Parent if (A) Parent’s or Acquisition Sub’s actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Offer Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (B) Parent or Acquisition Sub is in material breach of this Agreement, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to the Company if (A) the Company’s actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Offer Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (B) the Company is in material breach of this Agreement;

(c) by either the Company or Parent if there shall be any Law enacted by a Governmental Authority of competent jurisdiction after the date of this Agreement remaining in effect that makes the acceptance for payment of or payment for Company Common Stock tendered pursuant to the Offer illegal or that prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued a permanent injunction prohibiting the acceptance for payment of or payment for Company Common Stock tendered pursuant to the Offer or prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided, however, that in the case of an injunction a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the issuance of any such injunction is attributable to the failure of such Party (or any Affiliate of such Party) to perform any covenant or other obligation under this Agreement required to be performed by such Party (or any Affiliate of such Party) at or prior to the Effective Time;

(d) by the Company, in the event that (i) the Company shall have received a Superior Proposal and there is no material breach of Section 6.2(d); (ii) the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; (iii) the Company shall have first delivered to Parent a Recommendation Change Notice regarding such Superior Proposal; (iv) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives and shall cause its Representatives to negotiate in good faith with Parent’s Representatives (if Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Central Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending three (3) Business Days later at 5:00 p.m. Central Time (it being understood and hereby agreed that such three (3) Business Day period shall be the Match Period stipulated by Section 6.3(a) and subject to its requirements, including the renewal of the Match Period); (v) the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that the Superior Proposal remains as such and the failure to enter into a definitive agreement relating to such Superior Proposal would still reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; and (vi) concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 10.3(d);

(e) by Parent, in the event that (i) Parent and Acquisition Sub have not breached any of their respective representations, warranties or covenants under this Agreement in any material respect, and (ii) the Company shall have breached any of its representations, warranties or covenants under this Agreement such that any of the Offer Conditions would not be satisfied and shall have failed to cure such breach by the earlier of ten (10) Business Days after the Company has received written notice of such breach from Parent and the Outside Date (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(e) in respect of the breach set forth in any such written notice (x) at any time during such period to cure, and (y) at any time after such period to cure if the Company shall have cured such breach during such period and such breach remains cured);

(f) by Parent, in the event that (i) the Company Board (or any committee thereof) shall have effected a Company Board Recommendation Change; (ii) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of a written request by Parent to provide such reaffirmation following the public announcement of an Acquisition Proposal or an Acquisition Proposal otherwise becoming publicly known (other than in the circumstances contemplated by clause (v) of this Section 10.1(f) below, which shall instead be governed by such clause (v)); (iii) the Company shall have failed to include in the Schedule 14D-9 when mailed the Company Board Recommendation; (iv) the Company shall have intentionally and materially breached Section 6.2 (not including any breach by any Representative whose breach is imputed to the Company other than an intentional and material breach by any director, officer or investment banker of the Company or any of its Subsidiaries); (v) the Company shall have entered into an Alternative Acquisition Agreement; or (vi) a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer;

(g) by the Company, in the event that (i) the Company has not breached any of its representations, warranties or covenants under this Agreement in any material respect and (ii) Parent or Acquisition Sub shall have breached (A) any of its representations or warranties under this Agreement (which breach would or would reasonably be expected to individually or in the aggregate, prevent or materially impede, hinder or delay the performance by Parent or Acquisition Sub of any of their respective obligations under this Agreement or the consummation of the Offer or the Merger) or (B) any of its covenants or obligations hereunder, and, in the case of either clause (A) or (B), Parent or Merger Sub shall have failed to cure such breach by the earlier of ten (10) Business Days after Parent has received written notice of such breach from the Company and the Outside Date (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(g) in respect of the breach set forth in any such written notice (x) at any time during such period to cure, and (y) at any time after such period to cure if Parent or Acquisition Sub shall have cured such breach during such period and such breach remains cured);

(h) by the Company, in the event that (i) Acquisition Sub fails to commence the Offer within the time period required by Section 2.1(a) or terminates or makes any change to the Offer in violation of the terms of this Agreement or (ii) at any scheduled expiration date of the Offer, Acquisition Sub fails to accept for payment and pay for shares of Company Common Stock validly tendered and not properly withdrawn in the Offer subject to the terms of and in accordance with Section 2.1(a) and at such time all of the conditions set forth in Annex A are satisfied and no subsequent expiration date for the Offer is established in accordance with the terms of this Agreement and applicable Law; or

(i) by the Company, in the event that as of the expiration of the Offer where no subsequent expiration date for the Offer is established in accordance with the terms of this Agreement and applicable Law, all of the Offer Conditions have been satisfied or waived (to the extent waivable in accordance with the terms hereof) except for the Minimum Tender Condition.

10.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 10.1 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further force or effect without liability of any Party or Parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such Party or Parties) to the other Party or Parties hereto, as applicable, except (a) for the terms of ARTICLE I, the last sentence of Section 2.2(c), the last sentence of Section 6.4, Section 8.6, this Section 10.2, Section 10.3 and ARTICLE XI, each of which shall survive the termination of this Agreement, and (b) subject to Section 10.3(g), nothing in this Agreement shall relieve any Party or Parties hereto, as applicable, from liability or damages for any knowing and intentional breach of, or fraud in connection with, this Agreement.

10.3 Fees and Expenses.

(a) General. Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the Offer or the Merger is consummated.

(b) In the event that (i) this Agreement is validly terminated by Parent pursuant to Section 10.1(e) or by Parent or the Company pursuant to Section 10.1(b), (ii) neither Parent nor Acquisition Sub shall have materially breached any of its representations, warranties or covenants under this Agreement, (iii) at or prior to the time of the termination of this Agreement a third party shall have publicly disclosed a bona fide Acquisition Proposal pursuant to which the holders of Company Common Stock would be paid a price per share of Company Common Stock in excess of the Merger Consideration (and such Acquisition Proposal shall not have been withdrawn prior to the time of the termination of this Agreement) (such Acquisition Proposal, the “Outstanding Proposal“), and (iv) within twelve (12) months after the termination of this Agreement (the “Tail Period“), the Company enters into a definitive agreement with respect to the Outstanding Proposal and the Outstanding Proposal is consummated (whether or not such consummation occurs within the Tail Period), then, in any such case, the Company shall pay to Parent $5.59 million (the “Termination Fee“), less the Expense Reimbursement to the extent previously paid pursuant to Section 10.3(e), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, on the date such transaction is consummated. For the purposes of the definition of “Outstanding Proposal” only, references in the definition of “Acquisition Transaction” to “fifteen percent (15%)” and “eighty-five percent (85%)” shall be replaced with references to “fifty percent (50%).”

(c) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(d), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after written demand by Parent;

(d) In the event this Agreement is terminated by Parent pursuant to Section 10.1(f), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after written demand by Parent; provided that if Parent terminates pursuant to clause (i) of Section 10.1(f), due to a Company Board Recommendation Change and such Company Board Recommendation Change is not with respect to a Superior Proposal, then the Company shall pay to Parent $6.88 million by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(e) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(i) or Section 10.1(b) (and in the event of termination pursuant to Section 10.1(b), all of the Offer Conditions have been satisfied or waived (to the extent waivable in accordance with the terms hereof) except for the Minimum Tender Condition), the Company shall reimburse Parent and Acquisition Sub for all documented out-of-pocket fees and expenses reasonably incurred in connection with this Agreement up to the date of termination of this Agreement not to exceed $1 million in aggregate (the “Expense Reimbursement“) within two (2) Business Days following request therefor.

(f) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails promptly to pay any of the amounts due to Parent pursuant to Sections 10.3(b), (c) or (d), and, in order to obtain such payment, Parent commences a Legal Proceeding that results in an award against the Company for such fee, the Company shall pay Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Legal Proceeding, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(g) In no event shall the Company be required to make any payment pursuant to Section 10.3(b), (c), (d) or (e) on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (x) if the Company makes any payment pursuant to either Section 10.3(b), (c), (d) or (e), then any such payment shall be the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates or successors and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or successors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and (y) if Parent or Acquisition Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under Section 10.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Acquisition Sub in respect of any such breaches. Notwithstanding anything to the contrary contained herein, nothing herein shall relieve any Party from liability or damages for any knowing and intentional breach of, or fraud in connection with, this Agreement.

10.4 Amendment. This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred or the Stockholder Approval shall have been obtained; provided, however, that (x) after the Offer Closing and subject to Section 3.7(b), there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Stockholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the Company Stockholders without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party or Parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties hereto contained herein (other than, for the avoidance of doubt, the Minimum Tender Condition unless such waiver is consented to in writing by the Company). Any agreement on the part of a Party or Parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE XI

GENERAL PROVISIONS

11.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by email, by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a) if to Parent or Acquisition Sub to:

TBC Corporation

4300 TBC Way

Palm Beach Gardens, FL 33410

Attention: Timothy J. Miller

      Executive Vice President,

      Chief Financial Officer and Treasurer

Facsimile No.: (561) 383-3149

Email address: tmiller1@TBCCORP.com

and

TBC Retail Group

823 Donald Ross Road

Juno Beach, FL 33408

Attention: Brian Maciak

      Vice President and General Counsel

Facsimile No.: (800) 867-0385

Email address: bmaciak@TBCCORP.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Alan J. Neuwirth

      Bradley Kent Edmister

Facsimile No.: (212) 309-6001

Email address: aneuwirth@morganlewis.com

        bkedmister@morganlewis.com

(b) if to the Company, to:

Midas, Inc.

1300 Arlington Heights Road

Itasca, Illinois 60143

Attention: Alan D. Feldman

      Chairman, Chief Executive Officer and President

Facsimile No.: (630) 438-3026

Email address: afeldman@midas.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Thomas W. Christopher

      Email address: thomas.christopher@kirkland.com

      Carol Anne Huff

      Email address: carolanne.huff@kirkland.com

Facsimile No.: (312) 862-2200

11.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, and any assignment without such prior written approval shall be null and void; provided, that Acquisition Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent, in which event all references herein to Acquisition Sub shall be deemed references to such other Subsidiary except that all representations and warranties made herein with respect to Acquisition Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; and provided, further, that (a) no such assignment may be made if it would materially impede or delay the consummation of the transactions contemplated by this Agreement, and (b) no such assignment shall relieve Acquisition Sub from any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall (i) be binding upon the Parties hereto and their respective successors and permitted assigns and (ii) shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein or therein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

11.5 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.1, and (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the Merger Consideration, as set forth in ARTICLE III. The Parties further agree that the rights of third-party beneficiaries under Section 7.1 shall not arise unless and until the Effective Time occurs.

11.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 10.1, each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with Section 11.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 11.7. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 11.7.

11.8 Governing Law. THIS AGREEMENT AND ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

11.9 Consent to Jurisdiction.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware or Delaware Superior Court, for the purpose of any Legal Proceeding directly or indirectly based upon, relating to or arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 11.2. Nothing in this Section 11.9 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR

THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement as though fully set forth in such other representation and warranty (or covenant, as applicable), but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure (excluding Sections 4.3, 4.7 and 4.13(a)(ii)). No reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter. The information set forth in the Company Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

TBC CORPORATION

By:	/s/ Lawrence C. Day
	Name:	Lawrence C. Day
	Title:	President & Chief Executive Officer

GEARSHIFT MERGER CORP.

By:	/s/ Brian Maciak
	Name:	Brian Maciak
	Title:	Vice President & Secretary

MIDAS, INC.

By:	/s/ Alan D. Feldman
	Name:	Alan D. Feldman
	Title:	President and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

ANNEX A

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Acquisition Sub shall not be required to, and Parent shall not be required to cause Acquisition Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if: (a) there shall not be validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock, which, when added to the number of shares already owned by Parent and Acquisition Sub and their respective Subsidiaries and the number of shares of Company Common Stock underlying the Company Stock Options that are available to be acquired by Parent immediately after the Acceptance Time pursuant to the Support Agreement, represent at least a majority of the sum of (x) the issued and outstanding shares of Company Common Stock as of the expiration of the Offer, plus (y) the aggregate number of shares of Company Common Stock issuable to holders of outstanding Company Stock Options (including, for the avoidance of doubt, the shares of Company Common Stock underlying the Company Stock Options that are available to be acquired by Parent immediately after the Acceptance Time pursuant to the Support Agreement), plus (z) the aggregate number of shares of Company Common Stock issuable to holders of outstanding Company Warrants (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; or (c) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) there shall be any Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority of competent jurisdiction in effect, or any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority of competent jurisdiction and remaining in effect, that, in any such case, prohibits or makes illegal the consummation of the Offer or the Merger;

(ii) (A) any representations or warranties of the Company contained in Section 4.3, Section 4.4, Section 4.7 (other than Section 4.7(a)), Section 4.28 and Section 4.30 (x) if qualified as to materiality or Company Material Adverse Effect, shall fail to be true and correct in all respects as of the date of this Agreement and as of the Expiration Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), or (y) if not qualified as to materiality or Company Material Adverse Effect, shall fail to be true and correct in all material respects as of the date of this Agreement and as of the Expiration Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (B) the representations and warranties set forth in Section 4.7(a) shall fail to be true and correct in all respects as of the date of this Agreement and as of the Expiration Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), subject only to de minimis exceptions; (C) the representations and warranties set forth in Section 4.13(a)(ii) shall fail to be true and correct in all respects as of the date of this Agreement and as of the Expiration Date as though made on and as of such date; or (D) any of the other representations and warranties of the Company set forth in this Agreement shall fail to be true and correct as of the date of this Agreement and as of the Expiration Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) disregarding all qualifications or limitations as to materiality, Company Material Adverse Effect and words of similar import set forth therein, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

1

(iii) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(iv) since the date of this Agreement, there shall have occurred and be continuing a Company Material Adverse Effect;

(v) this Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (c)(ii), (c)(iii), and (c)(iv) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Acquisition Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition).

The capitalized terms used in this Annex A and not defined in this Annex A shall have the meanings set forth in the Agreement and Plan of Merger, dated as of March 12, 2012, by and among TBC Corporation, Gearshift Merger Corp. and Midas, Inc.

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